Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FIRST AMENDMENT

TO THE NOTE PURCHASE AGREEMENT

This FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”) is dated and effective as of November 9, 2019 (the “First Amendment Effective Date”) and is entered into by and among VCP23, LLC, a Delaware limited liability company (“VCP23”), VCP Real Estate Holdings, LLC, a Delaware limited liability company (“VCP Real Estate”), Vision Management Services, LLC, a Delaware limited liability company (“VMS”), GTI23, Inc., a Delaware corporation (“GTI23”), GTI Core, LLC, a Delaware limited liability company (“GTI Core”), VCP IP Holdings, LLC, a Delaware limited liability company (“VCP IP”), TWD18, LLC, a Delaware limited liability company (“TWD18”) and For Success Holding Company, a Delaware corporation (“FSH” and, together with VCP23, VCP Real Estate, VMS, GTI23, GTI Core, VCP IP and TWD18, the “Initial Issuers” and each, individually, an “Initial Issuer”), each purchaser party hereto listed on the signature page hereto (together with their successors and assigns, each a “Purchaser” and collectively, the “Purchasers”), GLAS Americas LLC, a New York limited liability company, as collateral agent for the sole benefit of itself, the Administrative Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Collateral Agent”) and GLAS USA LLC, a New Jersey limited liability company, as administrative agent for the sole benefit of itself, the Collateral Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, Issuers, Agents and Purchasers are parties to a Note Purchase Agreement, dated as of May 22, 2019, as previously supplemented and amended (the “Existing Credit Agreement”); and

WHEREAS, Issuers, Agents and Purchasers have agreed to make certain amendments to the Existing Credit Agreement pursuant to this Amendment upon the terms and conditions set forth herein.

WHEREAS, Green Thumb Industries Inc., a British Columbia corporation (“Guarantor”) is executing and delivering this Amendment: (i) to confirm and agree that its Guaranty Agreement executed on May 22, 2019 remains in full force and effect and fully and unconditionally covers all Obligations under the Existing Credit Agreement, as amended by this Amendment, and (ii) to agree to issue additional Warrants as provided for in this Amendment.

WHEREAS, GTI Pennsylvania, LLC, a Pennsylvania limited liability company (“Additional Guarantor”), is executing and delivering this Amendment to confirm and agree that its Guaranty Agreement executed concurrently with the execution and delivery of this First Amendment is in full force and effect and fully and unconditionally covers all Obligations under the Existing Credit Agreement, as amended by this Amendment.

IT IS THEREFORE AGREED THAT:

1.	Definitions.

Capitalized terms used herein but not defined or amended herein shall have the meanings ascribed thereto in the Existing Credit Agreement.

2.	Amendments.

(a)        The Existing Credit Agreement is hereby amended as set forth in Annex A hereto. Such amendments to the Existing Credit Agreement are represented in Annex A hereto with “strikethrough font” for all deletions thereto and with bold, double underlined font for all additions thereto.

(b)        Exhibit D to the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex B hereto.

(c)        The Additional Guaranty Agreement in the form attached as Annex C hereto is hereby added as a new Exhibit H to the Existing Credit Agreement.

3.	Additional Warrants.

(a)        As an inducement to the Purchasers to execute and deliver this Amendment (including Section 2.4), Guarantor has agreed to issue Warrants exercisable for an aggregate of 450,000 Subordinate Voting Shares of Guarantor (subject to adjustment as and to the extent provided in the applicable Warrant Agreements) to Purchasers on or before the expiration date of the Funding Period, other than Non-Consenting Purchasers (as defined in Section 11 hereof), as specified in this Section 3.

(b)        On the First Amendment Effective Date, Warrants exercisable for an aggregate of 365,076 Subordinate Voting Shares of Guarantor (subject to adjustment as and to the extent provided in the applicable Warrant Agreements) (“First Amendment Date Warrants”) shall be issued to the Initial Purchasers that are Consenting Purchasers (as defined in Section 11 hereof), allocated among such Consenting Purchasers pro rata based in proportion to the respective principal amounts of their Loans relative to the total amount of the Loans of all Consenting Purchasers.

(c)        Warrants exercisable for an aggregate of 84,924 Subordinate Voting Shares of Guarantor (subject to adjustment as and to the extent provided in the applicable Warrant Agreements) (such Warrants being hereinafter referred to as the “Remaining Warrant Pool”) shall be issued after the First Amendment Effective Date and on or prior to the expiration date of the Funding Period as follows: if and to the extent that additional Loans are made after the First Amendment Effective Date and prior to the expiration of the Funding Period (such period, the “Remaining Funding Period”), then each Purchaser (including any Initial Purchaser or Subsequent Purchaser) who makes such an additional Loan during the Remaining Funding Period shall be entitled to receive that percentage of the Remaining Pool computed as the ratio of the principal amount of the Loan funded by such Purchaser during the Remaining Funding Period divided by $130,000,000. If, at the expiration date of the Funding Period, less than all of the Remaining Warrant Pool has been issued (i.e., because less than $130,000,000 in aggregate principal amount of Loans has been funded), then one hundred percent of the Remaining Warrant Pool shall be issued to the Purchasers pro rata in proportion to the respective principal amounts of their Loans, excluding from such calculation the Loans held by any Non-Consenting Purchasers on the First Amendment Effective Date.

(d)        Warrants issued pursuant to this Section 3 shall be substantially identical to the Warrants issued on the Initial Closing Date except as follows:

(i)    the “Expiry Date” of the Warrants issued pursuant to this Section 3 shall be the date that is 60 months after the date(s) such Warrants are issued. For example, Warrants issued on the First Amendment Effective Date shall have an Expiry Date that is 60 months after the First Amendment Effective Date; and Warrants issued after the First Amendment Effective Date and prior to the expiration of the Funding Period shall have a 60-month term that runs from the applicable issuance date(s) of such Warrants.

(ii)    The “Exercise Price” of the Warrants issued pursuant to this Section 3 shall be equal the higher of: (i) 1.15 multiplied by the volume weighted average price per share of the Subordinate Voting Shares for the five (5)-day period during which trading occurred immediately preceding the applicable issuance date for such Warrants (i.e., the First Amendment Effective Date or other date on which the applicable Warrants are issued to a Purchaser pursuant to this Section 3) and (ii) 1.00 multiplied by the closing price of the Subordinate Voting Shares on the trading date immediately preceding the applicable issuance date for such Warrants.

4.	Representations and Warranties.

(a)        In order to induce Agents and the Purchasers to enter into this Amendment, each Issuer, the Guarantor and Additional Guarantor confirms that (i) each of its representations and warranties set forth in the Loan Documents is accurate in all material respects as of the date hereof, (ii) no Default or Event of Default has occurred and is continuing under the Loan Documents as of the date hereof, and (iii) there has been no Material Adverse Change since the Initial Closing Date.

(b)        Each Issuer, the Guarantor and Additional Guarantor hereby represents and warrants that it has the requisite corporate or limited liability company power and authority to enter into this Amendment and to otherwise carry out the transactions contemplated by this Amendment, including without limiting the Additional Guaranty Agreement. In addition, the Additional Guarantor hereby represents and warrants that it has the requisite limited liability company power and authority to enter into the Additional Guaranty Agreement to perform all of its obligations thereunder.

(c)        Each Issuer, the Guarantor and Additional Guarantor hereby represents and warrants that this Amendment has been duly authorized by all necessary corporate action on its part and that this Amendment has been executed and delivered by such Issuer, Guarantor and Additional Guarantor and constitutes the legal, valid and binding obligations of such Issuer,

Guarantor and Additional Guarantor, as applicable, enforceable against such Issuer, Guarantor and Additional Guarantor, as applicable, in accordance with its terms.

(d)        Each Issuer, the Guarantor and Additional Guarantor hereby represents and warrants that there has been no material change to the organization documents of any of the Loan Parties since the Initial Closing Date.

5.	Conditions.

The effectiveness of this Amendment shall be subject to satisfaction of the following conditions precedent, all in form and substance satisfactory to the Required Purchasers:

(a)        This Amendment shall have been executed and delivered by each of the Agents, the Issuers, the Guarantor, the Additional Guarantor and the Required Purchasers.

(b)        On the date hereof, each of the Consenting Purchasers shall have received an originally executed Warrant Agreement in substantially the form attached as Exhibit C to the Existing Credit Agreement (except as provided in Section 3 of this Amendment) covering the number of Subordinate Voting Shares of the Guarantor specified in Section 3 hereof.

(c)        On the date hereof, each of the Purchasers shall have received an originally executed a copy of the Additional Guaranty Agreement in the form attached hereto as Annex C.

(d)        Each of the Purchasers shall have received an originally executed copy of the written opinion of Dentons US LLP, counsel for the Issuers, the Guarantor and Additional Guarantor, dated as of the effective date of this Amendment, in form and substance reasonably satisfactory to the Purchasers (a copy of which shall have been delivered to the Administrative Agent).

(e)        Each of the Purchasers shall have received a certificate of the chief financial officer of the Guarantor that confirms compliance, as of the First Amendment Effective Date, of the Loan Parties with all of the covenants set forth in Section 6.10 of the Existing Credit Agreement, as amended by this Amendment.

(f)        The Initial Issuers shall pay the amendment fee of the Agents, and the reasonable attorney’s fees of the Agents, in each case as set forth in a statement or invoice provided by the Agents.

6.	Counterparts.

This Amendment may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same Amendment. The exchange of copies of this Amendment and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment and may be used in lieu of an original Amendment for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

7. Ratification	and Acknowledgment.

All of the representations, warranties, provisions, covenants, terms and conditions of the Existing Credit Agreement not amended herein shall remain unaltered and in full force and effect. The Existing Credit Agreement, as amended hereby, and all other Loan Documents are in all respects agreed to, ratified and confirmed by the Issuers, the Guarantor and the Additional Guarantor.

8.	Reference to and Effect on the Agreement.

Upon the effectiveness of this Amendment, each reference in the Existing Credit Agreement and in other documents describing or referencing the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended hereby.

9.        Governing Law. This Amendment (i) shall be governed by and construed in accordance with the internal law of the State of Illinois, except to the extent if any that the UCC provides for the application of the law of a different State; and (ii) shall be deemed to have been executed in the State of Illinois.

10.        Miscellaneous. The provisions of Section 11 of the Existing Credit Agreement are incorporated herein, mutatis mutandis.

11.        Response to Amendment Request. If a Purchaser does not return a duly executed signature page to this Amendment by 11:59 p.m. Eastern time on Friday, November 8, 2019 (the “Expiration Time”), such Purchaser shall be deemed not to have agreed to this Amendment. Each Purchaser that fails to return a duly executed signature page by the Expiration Time or that elects to opt out of the amendments set forth in Section 2.4(a) of the Credit Agreement as provided on such signature page is herein referred to as a “Non-Consenting Purchaser”; and each Purchaser that returns a duly executed signature page by the Expiration Time and does not elect to opt out of the amendments set forth in Section 2.4(a) of the Credit Agreement is herein referred to as a “Consenting Purchaser.”

[Signature Page Follows]

IN WITNESS WHEREOF, on the date first written above, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

Issuers:

VCP23, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

VCP REAL ESTATE HOLDINGS, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

VISION MANAGEMENT SERVICES, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

GTI23, INC.
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	President

GTI CORE, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

VCP IP HOLDINGS, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

TWD18, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

FOR SUCCESS HOLDING COMPANY
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	President

Guarantor:

GREEN THUMB INDUSTRIES INC.
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	CEO

Additional Guarantor:

GTI PENNSYLVANIA, LLC
By:	/s/ Benjamin Kovler
	Name:	Benjamin Kovler
	Title:	Authorized Manager

Administrative Agent:

GLAS USA LLC, as Administrative Agent

By:	/s/ Yana Kislenko

Name:	Yana Kislenko

Title:	Vice President

Collateral Agent:

GLAS Americas LLC, as Collateral Agent

By:	/s/ Yana Kislenko

Name:	Yana Kislenko

Title:	Vice President

Purchasers:

[***]

OPT OUT OPTION

         indicate by checkmark and initials if you are opting out of the Amendments set forth in Section 2.4(a) of the Note Purchase Agreement

ANNEX A

Amended Credit Agreement

(see attached)

EXPLANATORY NOTE

In connection with the First Amendment to the Note Purchase Agreement, dated November 9, 2019, by and among the Issuers, the Purchasers and the Agents, the parties thereto entered into the following amended and restated Note Purchase Agreement.

NOTE PURCHASE AGREEMENT

Dated as of May 22, 2019

By and Among

VCP23, LLC,

VCP Real Estate Holdings, LLC

Vision Management Services, LLC

GTI23, INC.

GTI Core, LLC

VCP IP Holdings, LLC

TWD18, LLC

and

For Success Holdings Company,

as Issuers,

and

Certain Purchasers From Time To Time Party Hereto,

and

GLAS USA LLC, as Administrative Agent

and

GLAS AMERICAS LLC, as Collateral Agent

SCHEDULES

SCHEDULE 2	—	Purchasers and Loan Amounts
SCHEDULE 5.1	—	Material Subsidiaries
SCHEDULE 5.4(b)	—	Guarantor Capitalization
SCHEDULE 5.5	—	Properties
SCHEDULE 5.17	—	Labor Controversies
SCHEDULE 6.8	—	Conduct of Business
SCHEDULE 6.10	—	Financial Covenant Calculations
SCHEDULE 7.4	—	Permitted Liens

EXHIBITS

EXHIBIT A	—	Form of Guaranteed Note
EXHIBIT B	—	Guaranty Agreement
EXHIBIT C	—	Form of Warrant Agreement
EXHIBIT D	—	Form of Compliance Certificate
EXHIBIT E	—	Risk Factors
EXHIBIT F	—	Form of Accredited Investor Questionnaire
EXHIBIT G	—	Form of Assignment Agreement
EXHIBIT H	—	Additional Guaranty Agreement

v

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of May 22, 2019 (the “Agreement Date”), by and among VCP23, LLC, a Delaware limited liability company (“VCP23”), VCP Real Estate Holdings, LLC, a Delaware limited liability company (“VCP Real Estate”), Vision Management Services, LLC, a Delaware limited liability company (“VMS”), GTI23, Inc., a Delaware corporation (“GTI23”), GTI Core, LLC, a Delaware limited liability company (“GTI Core”), VCP IP Holdings, LLC, a Delaware limited liability company (“VCP IP”), TWD18, LLC, a Delaware limited liability company (“TWD18”) and For Success Holdings Company, a Delaware corporation (“FSH” and, together with VCP23, VCP Real Estate, VMS, GTI23, GTI Core, VCP IP and TWD18, the “Initial Issuers” and each, individually, an “Initial Issuer”), each purchaser party hereto listed on the signature page hereto (together with their successors and assigns, each an “Initial Purchaser” and collectively, the “Initial Purchasers”), GLAS Americas LLC, a New York limited liability company, as collateral agent for the sole benefit of itself, the Administrative Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Collateral Agent”) and GLAS USA LLC, a New Jersey limited liability company, as administrative agent for the sole benefit of itself, the Collateral Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). For clarity this Agreement has been amended and restated in its entirety on the First Amendment Effective Date (as defined herein) pursuant to the First Amendment to the Note Purchase Agreement (the “First Amendment”) executed and delivered by the parties hereto.

RECITALS

WHEREAS, the Issuers (as defined below) have requested that each of the Initial Purchasers make a senior secured guaranteed loan to the Initial Issuers (each such loan, a “Loan” and all such Loans, collectively, the “Loans”) in the amount set forth beside such Initial Purchaser’s name on Schedule 2, and each of the Initial Purchasers, for itself only, has agreed to make such Loan on and subject to the terms and conditions of this Agreement; and

WHEREAS, in accordance with the terms and conditions of this Agreement, prior to the expiration of the Funding Period (as defined below), the Issuers may request and receive Loans from one or more additional purchasers (together with their successors and assigns, each a “Subsequent Purchaser” and collectively with the Initial Purchasers, the “Purchasers”); provided that the aggregate principal amount of all of the Loans does not exceed $130,000,000; and

WHEREAS, as a condition to its making of a Loan, each of the Purchasers has required that Green Thumb Industries Inc., a British Columbia corporation (“Guarantor”) and the direct or indirect owner of all of the Equity Interests (as defined below) in each of the Issuers, guarantee, fully and unconditionally, all payment and performance obligations of the Issuers under this Agreement and the other the Loan Documents (as defined below) pursuant to the Guaranty Agreement (as defined below); and

WHEREAS, the Issuers will use the proceeds of the Loans solely for purposes permitted under this Agreement.

WHEREAS, on the First Amendment Effective Date, and as partial condition to the willingness of the Initial Purchasers to consent to the First Amendment to this Agreement, GTI Pennsylvania, LLC, a Pennsylvania limited liability company and an indirect wholly-owned subsidiary of Guarantor, is fully and unconditionally guaranteeing all payment and performance all of the Obligations (as defined below) of all of the other Loan Parties (as defined below) under this Agreement and the other the Loan Documents (as defined below) pursuant to the Additional Guaranty Agreement (as defined below);

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, including, without limitation, the Preamble, Recitals, exhibits and schedules hereto, the following terms have the meanings stated:

“Accounting Principles” means (i) for all reporting periods ending prior to December 30, 2019, international financial reporting standards (IFRS) in Canada, and (ii) for all reporting periods ending on or after December 31, 2019, generally accepted accounting principles (GAAP) in the United States, in each case, as in effect from time to time, consistently applied throughout the period to which reference is made.

“Additional Guarantor” means individually and “Additional Guarantors” means collectively each Subsidiary of a Loan Party that becomes a Guarantor hereof pursuant to Section 5(c) of the First Amendment or Section 7.1(a)(vii) hereof, or otherwise.

“Additional Guaranty Agreement” means a Guaranty Agreement executed and delivered by an Additional Guarantor, which shall be in the form attached hereto as Exhibit H.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise. With respect to an Issuer, Guarantor or Additional Guarantor, an Affiliate includes, but is not limited to, (a) Subsidiaries of such Issuer, Guarantor or Additional Guarantor, (b) directors, officers and managers of such Issuer, Guarantor or Additional Guarantor, (c) any Person who or which directly or beneficially owns or holds 25% or more of any class of Equity Interests of such Issuer, Guarantor or Additional Guarantor or owns or holds warrants, options, rights or other securities exercisable for, or convertible into, 25% or more of any class of Equity Interests of such Issuer, Guarantor and/or Additional Guarantor, (d) any Person 25% or more of whose voting Equity Interests are directly or beneficially owned or held by such Issuer, Guarantor or Additional Guarantor and (e) any Person 25% or more of whose voting Equity Interests are, or would be after exercise or conversion of any warrants, options, rights or other securities, owned, directly or beneficially, by such Issuer, Guarantor or Additional Guarantor or by a Person described in clause (b) or clause (c) above.

“Administrative Agent” has the meaning set forth in the Preamble.

“After Tax EBITDA” means, for any period, EBITDA for such period minus the current income taxes included with the “provision for income taxes” for such period as set forth in the Statement of Operations included in the quarterly or annual financial statements, as applicable, in each case delivered pursuant to Section 6.1 hereof. For the avoidance of doubt, notes to the quarterly and annual financial statements shall disclose for the applicable period the portion of the provision for income taxes for such period comprised of “current” income taxes and the portion comprised of “deferred” income taxes.

“Agent(s)” has the meaning set forth in the Preamble.

“Agent Fee Letter” means that certain fee letter entered into on or about the date hereof by the Issuers with the Agents.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Assignment Agreement” mean an agreement in the form of Exhibit G attached hereto that has been executed by the parties thereto.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the carrying value of the lease liabilities in respect thereof on the balance sheet of the lessee in accordance with the Accounting Principles; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect or any successive statutes, as applicable, and any comparable Laws in Canada or its provinces.

“Board of Directors” means the Board of Directors of Guarantor.

“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York are authorized or required by law or other governmental action to close.

“Cannabis” has the meaning set forth in the applicable Cannabis Act.

“Cannabis Act” means for any state in which any of the Loan Parties or its respective Subsidiaries conducts business, any state law of regulation addressing the cultivation, production, or sale of medical and/or adult use cannabis or any comparable legislation, as amended, replaced or superseded by comparable legislation, including any US federal legislation.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the Accounting Principles, is or should be accounted for as a capital lease or finance lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means the amount which is required by the Accounting Principles to be reflected as a liability on the balance sheet of the lessee with respect to a Capital Lease.

“Cash-Only Interest Expense” means the portion of Interest Expense for the applicable period that excludes items that are included in add-backs to Net Income or reductions to Net Loss, as the case may be, in the Statements of Cash Flows that cover such period delivered pursuant to Section 6.1 hereof, offset by the portion of Interest Income for such period that represents interest earned on deposits with financial institutions. For the avoidance of doubt, non-cash amortization of debt discounts, non-cash accruals of contingent consideration on acquisitions, or lease interest expense recognition per IFRS 16 or ASC 842, represent add-backs to Net Income or reductions to Net Loss, as the case may be, in the Statement of Cash Flows and would, therefore, be excluded from Cash-Only Interest Expense.

“Change of Control” means, at any time, the occurrence of any of the following events: (i) any Person, or Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of any class of Equity Interests of Guarantor representing 25% or more of the combined voting power all Equity Interests of the Guarantor (on an as converted basis after giving effect to the conversion of any issued and outstanding Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares); (ii) a majority of the Board of Directors shall cease to consist of Continuing Directors; (iii) Guarantor shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of GTI23 (or any successor resulting from an internal reorganization) free and clear of all Liens; (iv) GTI23 shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of VCP23 (or any successor resulting from an internal reorganization) free and clear of all Liens; and (v) VCP23 shall cease to own and control, of record and beneficially, 100% of each class of outstanding Equity Interests of the other Issuers (or their respective successors resulting from internal reorganizations) free and clear of all Liens; provided, however, that a disposition of Equity Interests of a Subsidiary of Guarantor shall not be a Change of Control if the disposition is permitted by, and complies with, Section 7.7. For purposes of clause (i) of the preceding sentence, a Person shall be deemed to be the beneficial owner of a class of Equity Interests of Guarantor if such Person owns warrants, options or other rights exercisable for, or convertible into, such Equity Interests (whether or not consideration is payable upon any such exercise or conversion and whether or not the exercise or conversion rights are fixed or contingent, or exercisable only after the passage of time).

“Closing Date” means the Initial Closing Date or a Subsequent Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means each of the Properties and any related assets identified in the Mortgages and any replacement properties or assets mortgaged or pledged for the benefit of the Agents and the Purchasers as provided for in Section 7.7.

“Collateral Agent” has the meaning set forth in the Preamble.

“Collateral Documents” means the Mortgages and any related agreements and instruments entered into from time to time in order to grant to the Collateral Agent, for the benefit of the Agents and the Purchasers, a first priority Lien on the Collateral.

“Consenting Purchaser” has the meaning set forth in the First Amendment.

“Continuing Directors” means (i) the directors of the Guarantor on the Agreement Date and (ii) each Person who becomes a director after the Agreement Date by appointment of a majority of the Continuing Directors or by election of shareholders, if the nomination of such Person elected by shareholders was approved, prior to such election, by a majority of the Continuing Directors. For the avoidance of doubt, a Continuing Director shall include Persons theretofore appointed or elected as directors as contemplated by the first sentence in this definition.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to fifteen percent (15%) per annum.

“Distribution(s)” shall mean (a) any dividend, distribution or payment on or on account of Equity Interests, (b) any acquisition or redemption of any Equity Interests and (c) any redemption, retirement or prepayment of Subordinated Debt before its regularly scheduled maturity date; provided that a Distribution shall not include a split or subdivision of Subordinate Voting Shares of Guarantor or a pro rata stock dividend on Subordinate Voting Shares of Guarantor payable solely in Subordinate Voting Shares of Guarantor.

“EBITDA” means, for any period, for the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with the Accounting Principles, and without duplication, the sum of the following for such period: (a) Net Income plus (b) Interest Expense, plus (c) provision for income taxes (positive or negative), plus (d) depreciation, plus (e) non-cash impairment charges, plus (f) extraordinary or non-recurring expenses if and to the extent agreed by the Required Purchasers, plus (g) to the extent not capitalized, the amount of third party expenses, fees and costs incurred in connection with any Permitted Acquisition, plus (h) non-cash share-based compensation expense, and excluding (i) any foreign currency translation gains or losses, (ii) any gains or losses on dispositions of depreciable property or capital assets and (iii) any non-cash gains or losses resulting solely from mark-to-market fair value adjustments in respect of financial assets, in each case to the extent included in determining Net Income before Provision for Income Taxes for such period; provided, that gains or losses excluded pursuant to clause (iii) shall be included as and when realized as a result of a sale or other disposition or settlement of the underlying financial asset, which such gain or loss measured against the original purchase price with respect thereto.

“Environmental Laws” means any and all international, foreign, federal, state or local environmental or health and safety-related laws, regulations, rules, ordinances, orders or directives.

“Equity Holder” means, with respect to Equity Interests, any Person who owns, beneficially or of record, any such Equity Interests.

“Equity Interests” means shares of capital stock, partnership interests, membership interests or other equity ownership interests in a Person (other than a natural person), or any warrants, options or other rights to acquire (with or without consideration) any such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, trade or business that is, along with Issuers, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to its Loan pursuant to a law in effect on the date on which such Purchaser makes its Loan, except to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable to such Purchaser’s assignor immediately before such Purchaser became a party hereto; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) and (d) any withholding Taxes imposed under FATCA.

“Extended Maturity Date” has the meaning set forth in Section 2.6(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Agreement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies entered into in connection with the implementation of the foregoing.

“Financial Statements” means the audited consolidated financial statements of the Guarantor as at and for the Fiscal Years ended December 31, 2018 and 2017, together with the notes thereto and the auditors’ report thereon, being comprised of the statements of financial position, statements of income (loss) and comprehensive income (loss), statements of changes in equity (deficit) and statements of cash flows for the periods then ended.

“First Amendment” ” has the meaning set forth in the Preamble.

“First Amendment Effective Date” means November [___], 2019.

“Fiscal Quarter” means any of the quarterly accounting periods ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each twelve-month period ending on December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) After Tax EBITDA plus the aggregate amount of lease expense associated with Sale and Leaseback Transactions, to (b) Cash-Only Interest Expense plus the aggregate amount of lease expense associated with Sale and Leaseback Transactions, in each case for the four Fiscal Quarters ending on such date of determination (except as otherwise provided in Section 6.10(e)).

“Foreign Purchaser” means any Purchaser that is not a U.S. Person.

“Funding Period” means the period commencing on the Agreement Date and ending on the earliest to occur of (i) the 365th day after the Agreement Date and (ii) an Event of Default.

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Group” means the Loan Party and each of their respective Subsidiaries and “Group Member” means any of them.

“Guarantor” has the meaning set forth in the Recitals.

“Guarantor Public Documents” means all documents filed by Guarantor with applicable Canadian securities regulatory authorities since June 12, 2018 that are available under the Guarantor’s issuer profile on SEDAR at www.sedar.com.

“Guaranty Agreement” means that certain Guaranty Agreement, a copy of which is attached hereto as Exhibit B, delivered on the Agreement Date by the Guarantor to the Administrative Agent, for the benefit of the Agents and the Purchasers. For the avoidance of doubt, the Guaranty Agreement delivered by the Guarantor on the Agreement Date shall automatically, and without further action by the Guarantor, cover in all respects each of the Loans, whether such Loan is made on the Initial Closing Date or on a Subsequent Closing Date.

“Hazardous Material” means any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; and any other hazardous, toxic or dangerous waste, substance or material.

“Homestead Property” means that certain real property located at 35701 SW 202nd Avenue, Homestead, Florida 33034.

“Indebtedness” means, with respect to any Person at any date and without duplication: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (x) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (y) earn-out obligations or other deferred obligations in respect of acquisitions, to the extent payable entirely in common stock of Guarantor), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all Capitalized Lease Obligations of such Person, (d) all Attributable Debt in respect of Sale and Leaseback Transactions, (e) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (f) all liabilities secured by any security interest, lien or other encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, and (h) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise (other than any guaranties of real estate leases).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Closing Date” means the date on which all of the conditions set forth in Section 4.1 are satisfied or otherwise waived by the Initial Purchasers.

“Initial Issuer(s)” has the meaning set forth in the Preamble.

“Initial Purchaser(s)” has the meaning set forth in the Preamble.

“Intercompany Debt” means any unsecured intercompany loan from any Loan Party or a wholly-owned Subsidiary of a Loan Party to any other Loan Party or a wholly-owned Subsidiary of a Loan Party.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) After Tax EBITDA for the four Fiscal Quarters ending on such date of determination (except as otherwise provided in Section 6.10(d)), to (b) Cash-Only Interest Expense for the four Fiscal Quarters ending on such date of determination.

“Interest Expense” means, for any period, all interest expense, whether paid or accrued in accordance with the Accounting Principles in or for such period.

“Interest Rate” means an interest rate equal to 12.00% per annum.

“Investment” means (i) any direct or indirect purchase or other acquisition by any of the Loan Parties of a beneficial interest in, or securities of, any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by any of the Loan Parties from any Person of any Equity Interest of any other Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any of the Loan Parties to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Issuer(s)” means each of the Initial Issuers and any and all Unrestricted Subsidiaries that become Issuers in accordance with Section 6.9 hereof.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Body.

“Lien” means any encumbrance, mortgage, pledge, hypothecation, charge, assignment, lien, restriction or other security interest of any kind securing any obligation of any Person.

“Loan(s)” has the meaning set forth in the Recitals.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreement, each Additional Guaranty Agreement, the Warrant Agreements, the Collateral Documents, and all other documents, instruments or agreements executed and delivered by the Issuers with Purchasers or with any Agent for the benefit of the Agents and the Purchasers.

“Loan Parties” means the Issuers (including any Unrestricted Subsidiaries that become Issuers in accordance with Section 6.9 hereof), the Guarantor and each Additional Guarantor.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay and perform the Obligations under the Loan Documents, (c) the rights of or benefits available to Purchasers or the Agents under any Loan Document (including, without limitation, any of the liens or priority in favor of the Collateral Agent, for the benefit of the Agents and the Purchasers) or (d) the validity or enforceability of any of the Loan Documents.

“Material Subsidiary” means (i) each Additional Guarantor and (ii) each subsidiary of Guarantor other than any such subsidiary that may be omitted from the disclosure requirements set out in Section 3.2 of Form 51-102F2 – Annual Information Form under applicable Canadian securities laws.

“Maturity Date” means the earliest of (i) the third (3rd) anniversary of the Agreement Date and (ii) the date the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided, however, that if the Issuers have elected to extend the Maturity Date in accordance with Section 2.6, then the Maturity Date shall be the earliest of (a) the Extended Maturity Date and (b) the date the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or establishes a Lien in favor of the Collateral Agent, for the benefit of the Agents and the Purchasers, on the Collateral.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

“Net Debt” means, for the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with the Accounting Principles, and without duplication, as of any date, (i) all Indebtedness for borrowed money as of such date, including, without limitation, the Loans hereunder, any Capital Lease Obligations and Attributable Debt in respect of Sale and Leaseback Transactions, any Subordinated Debt and any Property Acquisition Debt less (ii) any unrestricted cash and cash equivalents as of such date. To qualify as “unrestricted cash and cash equivalents,” such cash and cash equivalents must not be subject to restrictions or limitations, including but not limited to restrictions and limitations in agreements (other than in the Loan Documents) with lenders, joint venture partners or other Persons, on distributions of such cash or cash equivalents from any or the Loan Parties and their Subsidiaries to any of the Loan Parties and must be available by the Loan Parties to pay interest on, and principal of, the Loans.

“Net Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Net Debt as of such date to (b) EBITDA for the four Fiscal Quarters ending on such date of determination (except as otherwise provided in Section 6.10(b)).

“Net Income” means, for any period, the net income of the Loan Parties and their Subsidiaries for such period, as determined on a consolidated basis in accordance with the Accounting Principles, and without duplication.

“Non-Consenting Purchaser” has the meaning set forth in the First Amendment.

“Note” means each promissory note delivered to a Purchaser to evidence such Purchaser’s Loan.

“Obligations” means all Indebtedness, obligations and liabilities of the Loan Parties from time to time owed to the Agents, the Purchasers or any of them or their respective Affiliates, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any Loan, any Notes or any other instruments at any time evidencing any obligation under this Agreement or any other Loan Document, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Loan Parties after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), all applicable fees, charges, expenses, indemnification or otherwise.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Oglesby Property” means that certain real property located at 110 East 4th Street, Oglesby, Illinois 61348.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 11.5(d).

“Participant Register” has the meaning set forth in Section 11.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2011)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Permitted Acquisition” means (i) any acquisition of assets or Equity Interests by a Loan Party from only one or more other Loan Parties; and (ii) any acquisition of assets or Equity Interests by a Loan Party from a Person or Persons who are not Affiliates of any of the Loan Parties if at the time of, and immediately after giving effect to, the acquisition, there is no Default or Event of Default hereunder.

“Permitted Liens” has the meaning set forth in Section 7.4.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and governmental bodies.

“Personally Identifiable Information” means any information that alone or in combination with other information held a Person can be used to specifically identify a Person including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any applicable Laws.

“Plan” means a “pension plan”, as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan) and to which Issuers or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Pro Rata Share” means, in respect of a Purchaser, the percentage obtained by dividing (i) the outstanding principal amount of the Loan(s) held by such Purchaser by (ii) the aggregate outstanding principal amount of the Loans held by all Purchasers.

“Properties” means the Rock Island Property, the Oglesby Property and the Homestead Property.

“Property Acquisition Debt” means any Indebtedness incurred to finance the acquisition by a Loan Party or a Subsidiary of real property from a Person who is not an Affiliate of a Loan Party or Subsidiary of a Loan Party; provided that: (i) such Property Acquisition Debt shall not exceed 80% of the fair market value of the financed real property at the time of acquisition; (ii) under the terms of such Property Acquisition Debt, the recourse and remedies of the lender upon the occurrence of an event of default thereunder are limited to such financed real property;

and (iii) if an Affiliate of a Loan Party or a Subsidiary of a Loan Party provides the financing for the acquisition, such financing is incurred in compliance with Section 7.11 hereof.

“Purchaser(s)” has the meaning set forth in the Recitals.

“Purchaser Request” has the meaning set forth in Section 10.5(b).

“Recipient” means any Agent or any Purchaser, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates and “Related Party” means any one of them.

“Register” has the meaning set forth in Section 11.6(c).

“Reportable Event” has the meaning given to such term in ERISA.

“Required Purchasers” means, as of any date of determination, one or more Purchasers holding Loans representing, in aggregate, at least a majority of the then outstanding principal amounts of the Loans held by all Purchasers.

“Rock Island Property” means that certain real property located at 8221 51st Street West, Rock Island, Illinois 61201.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a Loan Party or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by Governmental Bodies (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce).

“Stockholders’ Equity” means, as of any date of determination, the total assets of the Loan Parties and their Subsidiaries minus the total liabilities of the Loan Parties and their Subsidiaries, in each case on a consolidated basis in accordance with the Accounting Principles.

“Subordinated” means terms ensuring that the Subordinated obligation does not provide for (i) financial covenants more restrictive than financial covenants contained this Agreement; (ii) repayment of principal, interest or other amounts under the Subordinated Indebtedness if there is a Default or Event of Default under this Agreement or there would be a Default or Event of Default after giving effect to any such payment of Subordinated Indebtedness; and (iii) the right to accelerate, the Subordinated Indebtedness coupled with a perpetual standstill. In addition, in the event of a Default or Event of Default under this Agreement, the Loans must be indefeasibly repaid in full before any payments made be made under any Subordinated Indebtedness.

“Subordinated Debt” has the meaning set forth in Section 7.1.

“Subsequent Closing Date” means the date on which all of the conditions set forth in Section 4.2 in respect of a Loan by a Subsequent Purchaser are satisfied or otherwise waived by the Subsequent Purchaser. For clarity, there may be more than one Subsequent Closing Date but any and all Subsequent Closing Date must be held prior to the expiration of the Funding Period.

“Subsequent Purchaser(s)” has the meaning set forth in the Recitals.

“Subsidiary” of a person or entity means a corporation, partnership, limited liability company, or other entity in which that person or entity directly or indirectly owns or controls 50% or more of the Equity Interests.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Title Policies” means the each of the ALTA Lender’s Policy of Title Insurance on each of the Properties as issued by Stewart Title Guaranty Company in connection with the Loans.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of Illinois or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction. All references in this Agreement to the provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unrestricted Subsidiary” means any Material Subsidiary of any of the Loan Parties that is not the holder of a license from a Governmental Body under a Cannabis Act and the Equity Interests in which are owned directly or indirectly by one or more Loan Parties and/or Affiliates of such Loan Parties, excluding the following entities that might otherwise qualify as Unrestricted Subsidiaries: KSGNF, LLC, a Florida limited liability company, GTI Rock Island Partners, LLC, an Illinois limited liability company, and GTI Oglesby Partners, LLC, an Illinois limited liability company.

“Warrant Agreement” means an agreement substantially in the form of Exhibit C attached hereto that has been executed by the Guarantor and delivered to a Purchaser pursuant to this Agreement and, for the avoidance of doubt, the term “Warrant Agreement” also includes Warrant Agreements issued pursuant to the First Amendment.

“Warrant Holder” means, in respect of any Warrants, the Person in whose name such Warrants are held, together with its permitted successors and assigns.

“Warrants” means the warrants exercisable for Subordinate Voting Shares of the Guarantor in accordance with the applicable Warrant Agreement. For the avoidance of doubt, the Exercise Price specified in each Warrant Agreement will equal the higher of: (i) 1.15 multiplied by the volume weighted average price per share of the Subordinate Voting Shares for the five (5)-day period during which trading occurred immediately preceding the applicable Closing Date (i.e., the date on which the applicable Warrants are issued to a Purchaser) and (ii) 1.00 multiplied by closing price of the Subordinate Voting Shares on the trading date immediately preceding the applicable Closing Date.

“Welfare Plan” has the meaning given to such term in ERISA.

“Withholding Agent” means any Loan Party or any Agent, as applicable.

[***] means [***].

Section 1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with the Accounting Principles. Financial statements of the Loan Parties and other information required to be delivered to the Purchasers pursuant to Section 6.1 shall be prepared in accordance with the Accounting Principles as in effect at the time of such preparation. Notwithstanding any provision contained in this Agreement to the contrary, if any change in accounting for leases pursuant to the Accounting Principles resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) or any equivalent Canadian rule would require treating any lease as a Capital Lease where such lease would not have been required to be so treated under the Accounting Principles as in effect on December 31, 2015, such lease shall not be considered a Capital Lease and all calculations under this Agreement shall be made accordingly.

Section 1.3    Currency. All references herein to “Dollars,” “dollars” and “$” refer to lawful currency of the United States of America, except as expressly provided for in the Warrants.

Section 1.4    Joint and Several Liability. Each of the Issuers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Purchasers under this Agreement, for the mutual benefit, directly and indirectly, of each of the Issuers and in consideration of the undertakings of each of the Issuers to accept joint and several liability for the obligations of each of them. Each of the Issuers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with the other Issuers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Issuers without preferences or distinction among them. If and to the extent that any of the Issuers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Issuers will make such payment with respect to, or perform, such Obligation. Each of the Issuers further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Issuers for amounts so paid under this Agreement until such time as the Purchasers have been indefeasibly paid in full and all Obligations under this Agreement have been terminated. The obligations of each Issuer under the provisions of this Section 1.4 constitute full recourse obligations of such Issuer, enforceable against it to the full extent of its properties and assets. The provisions of this Section 1.4 are made for the benefit of the Purchasers and their successors and assigns, and may be enforced by them from time to time against any of the Issuers as often as occasion therefor may arise and without requirement on the part of any of the Purchasers first to marshal any of its claims or to exercise any of its rights against the other Issuers or to exhaust any remedies available to it against the other Issuers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 1.4 shall remain in effect until all the Obligations shall have been indefeasibly paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Purchasers upon the insolvency, bankruptcy or reorganization of any of the Issuers, or otherwise, the provisions of this Section 1.4 will forthwith be reinstated and in effect as though such payment had not been made. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the Obligations of any of the Issuers shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable Laws relating to fraudulent conveyances or transfers) then the Obligations of such Issuer hereunder shall be limited to the maximum amount that is permissible under applicable Law.

ARTICLE II

LOANS

Section 2.1    Loans. The aggregate principal amount of the Loans, whether made on the Initial Closing Date or on any Subsequent Closing Date, shall not exceed $130,000,000 and no Loans shall be made after expiration of the Funding Period. Any principal amount of Loans repaid or prepaid may not be re-borrowed. Each Purchaser shall be responsible solely for its own obligation to fund its Loan in the amount set forth beside its name on Schedule 2 and shall have no obligation for the funding (or failure of funding) by any other Purchaser of such other Purchaser’s obligation to make its Loan. The Issuers shall notify in writing each of the then existing Purchasers and the Agents at least five Business Days in advance of each Subsequent Closing Date of the identity of any Subsequent Purchaser and the amount of the Loan to be made by any Subsequent Purchaser. Upon expiration of the Funding Period, the Issuers shall provide each Purchaser with a copy of Schedule 2, updated to reflect: (i) the names and addresses of each of the Purchasers, (ii) the principal amount of the Loans made by each of the Purchasers and (iii) the per share exercise price in the Warrants, as adjusted from time to time in accordance with the Warrant Agreement, and the number of Subordinate Voting Shares covered by each Purchaser’s Warrant Agreement, as adjusted from time to time in accordance with the Warrant Agreement. Any Loans funded on a Subsequent Closing Date, and the Notes issued to evidence such Loans, shall have identical terms to the Loans and Notes issued on the Initial Closing Date, subject to modification to reflect the names of the applicable Subsequent Purchasers, the principal amounts of their respective Loans and the accrual of interest on such Loans from the applicable Subsequent Closing Date(s).

Section 2.2    Loan Closings. Closings of each of the Loans may be consummated by exchange of electronic documents and signatures and the payment of monies in accordance with, and subject to the terms and conditions contained in, this Agreement. At each Closing, the Issuers will deliver to the applicable Purchasers a Note in a principal amount equal to such Purchaser’s Loan, together with the such other instruments and documents provided for in this Agreement, and each Purchaser will fund its Loan by check payable to any Issuer, on behalf of all of the Issuers, or by wire transfer to a bank account designated by the Issuers.

Section 2.3    Federal income tax treatment of Loans and Warrants. The Purchasers and the Loan Parties acknowledge that, for federal income tax purposes, the Loans and the Warrants constitute an “investment unit” under Code Section 1273 and that the following shall apply with respect to the federal income tax treatment of the investment unit:

(a)    The issue price of the investment unit shall be allocated between the debt instrument (Loans) and the property rights (Warrants) that comprise the unit based on their relative fair market values.

(b)    For United States federal income tax purposes (i) the issue price (within the meaning of Section 1273(b) of the Code) of the Loans made on the Initial Closing Date will be determined pursuant to Sections 1272 through 1275 of the Code and the Treasury Regulations thereunder and (ii) the issue price (within the meaning of Section 1273(b) of the Code) of the Warrants issued on the Initial Closing Date will be determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations. The Issuers will disclose all determinations of issue price of the Loans and Warrants to the Initial Purchasers within three (3) business days of making such determination by written, electronic correspondence to the authorized representatives of the Initial Purchasers.

(c)    The fair market value of the Warrants issued on the Initial Closing Date may constitute original issue discount under Code Section 1273, in which case, such original issue discount is includable in gross income of the Initial Purchasers over the term of the investment unit pursuant to the applicable provisions of the Code, and deductible by the Issuers, to the extent otherwise permitted by the Code. If required, Issuers shall furnish the Initial Purchasers with IRS Form 1099-OID, when and as required by applicable law, and shall schedule the Notes as required by Treasury Regulation 1.1275-3(b).

(d)    Determinations, allocations and reporting comparable to that set forth above shall be made in respect of Loans made, and Warrants issued, on each Subsequent Closing Date.

Section 2.4    Interest.

(a)    Except as set forth in Section 2.4(b) below: Except as provided in the last sentence of this Section 2.4(a), each Loan shall bear interest on the unpaid principal amount thereof from the date such Loan is made through the date of repayment of such Loan (whether at maturity, by acceleration or otherwise) at a rate per annum equal to the Interest Rate. The interest shall be payable in cash by the Issuers on (i) the last day of each Fiscal Quarter, (ii) the date of termination of the Loans pursuant to this Agreement, and (iii) on the applicable Maturity

Date, without duplication. If a payment date is not a Business Day, then payment shall be made on the next succeeding Business Day. Interest hereunder shall be calculated on the basis of a 365 or 366 day year, as the case may be, based on the actual number of days elapsed (hereafter a “365-366 method”); it being expressly agreed that application of the 365-366 method shall apply retroactively to the Initial Closing Date and the incremental amount of interest paid on Loans held by Consenting Purchasers prior to the First Amendment Effective Date as a result of interest having been calculated based on a year of 360 days prior to the First Amendment Effective Date (i.e., an aggregate of $63,087.22 if all Purchasers are Consenting Purchasers, or $598.17 per each $1,000,000 principal amount of each Loan) shall be set off against (and thereby reduce) on a pro rata basis the amount of the interest payment due December 31, 2019 on the Loans of the Consenting Purchasers, with the commercial intent being to put the Issuers and Consenting Purchasers in the same position with respect to interest payments that they would have been in had the 365-366 method been in effect from and after the Initial Closing Date. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, any accrued but unpaid interest payments on the Loans and any fees or other amounts owed hereunder and not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest at the Default Rate.

(b)    Notwithstanding Section 2.4(a) above, with respect to the Loans held by any Non-Consenting Purchaser on the First Amendment Effective Date: Except as provided in the last sentence of this Section 2.4(b), each Loan shall bear interest on the unpaid principal amount thereof from the date such Loan is made through the date of repayment of such Loan (whether at maturity, by acceleration or otherwise) at a rate per annum equal to the Interest Rate. The interest shall be payable in cash by the Issuers on (i) the last day of each fiscal quarter, (ii) the date of termination of the Loans pursuant to this Agreement, and (iii) on the applicable Maturity Date, without duplication. If a payment date is not a Business Day, then payment shall be made on the next succeeding Business Day. Interest hereunder shall be calculated on the basis of a 360 day year and on the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, any accrued but unpaid interest payments on the Loans and any fees or other amounts owed hereunder and not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest at the Default Rate.

Section 2.5    Fees and Expenses.

(a)    Transaction Expenses. At the Initial Closing, the Issuers will pay (i) to the Agents or, at the direction of the Agents, to an Affiliate thereof and (ii) to, or at the direction of, [***], the amount of legal and out-of-pocket expenses incurred by each of them in connection with the transactions contemplated under this Agreement which amounts shall be payable directly from the proceeds of Initial Loans.

(b)    Other Expenses. In addition to the payments pursuant to Section 2.5(a), the Issuers agree to pay promptly:

(i)    all of the actual and reasonable costs and expenses of preparation of any consents, amendments, waivers or other modifications to the Loan Documents;

(ii)    to the Agents, all fees, costs and expenses due to Agents pursuant to the Agent Fee Letter and all costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by the Agents in connection with any consent, waiver, amendment or enforcement of this Agreement or any other Loan Document;

(iii)    all fees, actual costs and reasonable expenses (including, without limitation, the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors, counsels, and agents employed or retained by the Required Purchasers (or by an Agent at the direction of the Required Purchasers) in connection with the inspection, verification, custody, perfection, protection or preservation of any of the Collateral, which, so long as no Event of Default has occurred and is continuing, shall not exceed $10,000 in the aggregate, per calendar year during the term of this Agreement;

(iv)    all costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by [***] in connection with any consent, waiver or amendment of this Agreement or any other Loan Document requested by the Loan Parties (and for the avoidance of doubt, the costs and expenses covered by this clause (iv) do not cover costs and expenses incurred by any other Purchaser in connection with any such requested consent, waiver or amendment of this Agreement or any other Loan Document requested by the Loan Parties);

(v)    after the occurrence of a Default or an Event of Default, all fees, costs and expenses, including documented and reasonable attorneys’ fees and costs of settlement, incurred by the Agents and the Purchasers in enforcing any Obligations of or in collecting any payments due from Issuers hereunder or under any other Loan Document by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty, including under the Guaranty Agreement and any Additional Guaranty Agreement) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including, without limitation, in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; and the foregoing shall be in addition to, and shall not be construed to limit, any other provisions of the Loan Documents regarding fees, costs and expenses to be paid by the Issuers.

(c)    Lending Fee. In consideration for various lending services rendered by [***] in connection herewith, at the Initial Closing, the Issuers will arrange for that number of Subordinated Voting Shares of Guarantor to be issued to, or at the direction of, [***] equal to [***]

divided by the higher of (i) the volume weighted average price per share of the Subordinate Voting Shares for the five (5)-day period immediately preceding the Initial Closing Date during which trading occurred, and (ii) the closing price of the Subordinate Voting Shares on the trading date immediately preceding the Initial Closing Date.

Section 2.6    Repayment of the Loans; Extension of Maturity Date.

(a)    Repayment of the Loans. The outstanding principal balance of all outstanding Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loans and all other Obligations under the Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

(b)    Extension of the Maturity Date. Issuers shall have the option upon written notice to the Agents and Purchasers to extend the term of the Loans beyond the initial Maturity Date for one (1) year to the fourth anniversary of the Agreement Date (the “Extended Maturity Date”); provided that, as of the date of the election of the extension, the representations and warranties of the Issuers, Guarantor and Additional Guarantors contained in this Agreement and other Loan Documents shall be true and correct in all material respects; since the Closing Date, there shall not have occurred any Material Adverse Effect; and no Default or an Event of Default shall have occurred and be continuing.

Section 2.7    Optional Prepayment.

(a)    After the first anniversary of the Agreement Date, at option of the Issuers, the Issuers may prepay all or any part of the unpaid principal balance of the Notes at any time, together with all accrued interest thereon. In such event or upon the occurrence of any mandatory prepayment event specified in Section 2.8 hereof, Issuers shall pay to the Administrative Agent for the ratable benefit of the Purchasers a prepayment fee of (a) 2.50% of the principal amount of the Notes to be prepaid if such prepayment occurs after the first anniversary of the Agreement Date and prior to the second anniversary of the Agreement Date and (b) 1.50% of the principal amount of the Notes to be prepaid if such prepayment occurs after the second anniversary of the Agreement Date and prior to the third anniversary of the Agreement Date. Issuers shall not be required to pay a prepayment fee in connection with optional prepayments thereafter. Except as set forth above in this Section, Issuers have no optional prepayment rights under this Agreement or the Notes. Amounts repaid or prepaid in respect of the Notes may not be re-borrowed. Upon the election of the Issuers, any prepayment notice is revocable, prior to repayment, upon written notice of Issuers to the Agents and each Purchaser.

(b)    All prepayments pursuant to this Section 2.7 shall be made on a Business Day and upon not less than two (2) Business Day’s prior written notice, in each case given to the Administrative Agent and each of the Purchasers no later than 12:00 p.m. (New York City time) on the date required for such notice. Each Purchaser shall receive its Pro Rata Share of any prepayments pursuant to this Section 2.7.

Section 2.8    Mandatory Prepayment.

(a)    Issuers shall be required to repay in full the outstanding principal amount of the Loans, and all accrued interest thereon and the applicable prepayment fee (as specified below) upon the occurrence of any of the following events:

(i)    Concurrently with any Change of Control, together with payment of the prepayment fee (as specified in Section 2.7(a) above); provided that if the Change of Control occurs prior to the first anniversary of the Agreement Date, then the prepayment fee shall equal 4.0% of the principal amount of the Notes. No less than five (5) Business Days prior to any proposed Change of Control, Issuers will deliver a written notice to the Administrative Agent and each of the Purchasers describing the transaction that constitutes the proposed Change of Control and stating the date on which the Change of Control shall occur.

(ii)    Upon the effective date of the expiration, termination or repeal of a Cannabis Act, if such expiration, termination or repeal has a Material Adverse Effect, together with payment of the prepayment fee (as specified in Section 2.7(a) above). If known, then no less than five (5) Business Days prior to and if unknown, then promptly after any expiration, termination or repeal of a Cannabis Act that has a Material Adverse Effect, Issuers will deliver a written notice to the Administrative Agent and each of the Purchasers describing the applicable expiration, termination or repeal and stating the date on which the mandatory prepayment shall occur. For the avoidance of doubt, there shall be no prepayment fee in the event that the expiration, termination or repeal of a Cannabis Act that has a Material Adverse Effect occurs prior to the first anniversary of the Agreement Date.

(iii)    Upon the occurrence of any Event of Default which results in the acceleration of amounts due under the Notes, together with payment of the prepayment fee (as specified in Section 2.7(a) above); provided that if the Event of Default occurs prior to the first anniversary of the Agreement Date, then the prepayment fee shall equal 4.0% of the principal amount of the Notes.

(b)    Any prepayment required under this Section 2.8 shall be accompanied by the prepayment fee, if any, set forth in Section 2.7(a) and/or Section 2.8(a) hereof. Any Purchaser shall receive its Pro Rata Share of any such prepayment.

Section 2.9    Ratable Sharing. Each payment or prepayment of principal of, and interest on, any Loan, and any prepayment fees and other amounts due and owing to the Purchasers under the Loan Documents (other than amounts payable pursuant to Section 2.5 or Section 3.1(c)), shall be allocated among the Purchasers in accordance with their respective Pro Rata Shares. Each Purchaser hereby agrees with each of the other Purchasers that if any of them shall, whether by voluntary prepayment, through the exercise of any right or remedies or otherwise, receive payments of principal or interest or other amounts due and owing to such Purchaser under the Loan Documents which is greater than its Pro Rata Share, then the Purchaser(s) receiving such excess amounts shall, upon learning of such excess, notify the

Administrative Agent and the other Purchasers of such excess and promptly pay in cash and make such other adjustments from time to time as shall be equitable to the end that all Purchasers share in payments and recoveries from the Loan Parties in accordance with their respective Pro Rata Shares. The Issuers shall take such actions as may be necessary or appropriate to assure that any such payments to and recoveries by Purchasers under the Loan Documents (other than amounts payable to pursuant to Section 2.5 or Section 3.1(c)) are in accordance with their respective Pro Rata Shares.

Section 2.10    Use of Proceeds. The Issuers shall use the proceeds of the Loans solely: (i) for general corporate purposes, including to fund growth capital expenditures and other working capital requirements of Issuers and their respective Subsidiaries; (ii) to acquire licenses to own and operate adult use and/or medical cultivation and processing facilities, and dispensaries and adjacent or ancillary business lines; (iii) to repay an existing term loan with a principal balance of up to $18,500,000; (iv) to pay fees and expenses associated with the Loans; and (v) to pay interest on the Loans.

ARTICLE III

TAXES

Section 3.1    Taxes, Etc.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section, the term “applicable Law” includes FATCA.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall pay to the relevant Governmental Body in accordance with applicable law, or at the option of the applicable Agent or a Purchaser, as applicable, timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Loan Parties. The Loan Parties shall indemnify and hold harmless each Recipient, within 10 days after demand therefor, for the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Issuer by a Purchaser (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(d)    Evidence of Payments. Any Loan Party shall furnish to the Administrative Agent (and the applicable Purchaser) the original or a certified copy of a receipt issued by a Governmental Body evidencing payment by the Issuer of Taxes to such Governmental Body pursuant to this Section, as soon as practicable after the date of any such payment by the Issuer.

(e)    Status of Purchasers. Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Issuer or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law as will enable the Issuer or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser. Without limiting the generality of the foregoing, in the event that the Issuer is a U.S. Person,

(i)    any Purchaser that is a U.S. Person shall deliver to the Issuer and the Administrative Agent on or about the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(ii)    any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed copies of IRS Form W-8ECI;

(C)    in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Issuer as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)    to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)    if a payment made to a Purchaser under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause 3.1(e)(iii), “FATCA” shall include any amendments made to FATCA after the Agreement Date.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Administrative Agent in writing of its legal inability to do so.

(f)    If any party, in its reasonable judgment, receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1, it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund) Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. The agreements and obligations of the Issuer in this Section 3.1 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination or repayment of the Loans and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1    Conditions Precedent; Initial Closing Date. The obligation of each Initial Purchaser to make its Loan on the Initial Closing Date is subject to the satisfaction prior to, or concurrently, with the making of such Loan of each of the conditions precedent set forth in this Section 4.1, all in form and substance satisfactory to the Initial Purchasers:

(a)    Notice. To be delivered to the Agents and the Issuers, an executed IRS Form W-9 or appropriate IRS Form W-8 for each Initial Purchaser.

(b)    Execution. This Agreement, which shall have been executed and delivered by a duly authorized officer of each of the parties hereto, together with all other Loan Documents (other than any Note), which shall have been executed and delivered by a duly authorized officer of the Loan Parties.

(c)    Organizational Documents. The Loan Parties shall have delivered to the Initial Purchasers and the Agents: (i) signature and incumbency certificates of an officer of the Loan Parties; (ii) resolutions of the Board of Directors of Guarantor and resolutions of the members, managers or other governing body, as applicable, of the other Loan Parties approving and authorizing the execution, delivery and performance of this Agreement and each of the Loan

Documents to which it is a party, certified as of the Closing Date by an officer of each of the Loan Parties as being in full force and effect without modification or amendment; (iii) a good standing certificate from the applicable Governmental Body of the Loan Parties’ applicable jurisdiction of formation or organization and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; (iv) the certificate of formation and limited liability company agreement, or other comparable charter documents, of the Loan Parties, each as amended to date.

(d)    Consents and Approvals. The Loan Parties shall have obtained all consents of Governmental Bodies, if applicable, and of other persons, in each case that are necessary and advisable in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby, and all such consents shall be in full force and effect and in form and substance satisfactory to the Initial Purchasers.

(e)    Collateral. The Initial Purchasers shall have approved the Collateral Documents, evidence of which shall have been provided to the Agents. The Agents and the Initial Purchasers shall have received evidence that the Issuers have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument, and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Initial Purchasers to perfect or protect the liens and security interests in the Collateral in favor of the Collateral Agent, for the benefit of the Agents and the Purchasers.

(f)    Title Insurance. The Collateral Agent shall have received the Title Policies insuring the validity and priority of the Lien of the Mortgages in favor of the Collateral Agent (for the benefit of the Agents and the Initial Purchasers), subject only to Permitted Liens.

(g)    Officer’s Certificate. The Issuers shall have delivered to the Initial Purchasers and the Agents an executed officer’s certificate stating that to the best of the certifying officer’s knowledge and belief after due inquiry (a) the representations and warranties contained in this Agreement are true and correct in all respects on and as of the Closing Date; and (b) no event shall have occurred and be continuing that would constitute a Default or an Event of Default.

(h)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to Issuers’ knowledge, threatened in any court or before any arbitrator or Governmental Body that involves the Loan Documents or impairs or challenges any of the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(i)    No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2018 and no Material Adverse Effect shall have occurred after giving effect to the issuance of the Loans made on the Closing Date.

(j)    Note and Warrants. Each of the Initial Purchasers shall have received: (i) an originally executed Note in the form attached hereto as Exhibit A (a copy of which shall have been delivered to the Administrative Agent), (ii) a copy of the originally executed Guaranty

Agreement in the form attached hereto as Exhibit B and (iii) an originally executed Warrant Agreement in the form attached hereto as Exhibit C covering the number of Subordinate Voting Shares of the Guarantor specified beside such Initial Purchaser’s name on Schedule 2.

(k)    Legal Opinion. Each of the Initial Purchasers shall have received an originally executed copy of the written opinion of Dentons US LLP, counsel for the Issuers, dated as of the Initial Closing Date, and in form and substance reasonably satisfactory to the Initial Purchasers (a copy of which shall have been delivered to the Administrative Agent).

(l)    Agent Fee Letter. An executed copy of the Agent Fee Letter, which shall have been executed and delivered by a duly authorized officer of the Agents and the Issuers.

(m)    West Payoff Documentation. The Agents shall have received, on behalf of the Purchasers, copies of executed payoff letters and related documents effecting and evidencing the termination and release of Liens granted in connection with (i) that certain Loan and Security Agreement dated October 2, 2017 among West CRT Heavy, LLC as lender and GTI-Clinic Illinois Holdings, LLC and certain subsidiaries, as borrowers, and (ii) that certain Lending Agreement dated October 2, 2017 among Demeter Capital Group, LP and other senior lenders and GTI-Clinic Illinois Holdings, LLC and certain subsidiaries, as borrowers.

Section 4.2    Conditions Precedent to Additional Closings. The obligation of a Subsequent Purchaser to make its Loan on the applicable Subsequent Closing Date is subject to the satisfaction prior to, or concurrently with, the making of such Loan of the conditions precedent set forth in this Section 4.2, all in form and substance satisfactory to the Subsequent Purchaser:

(a)    Notice. The Loan Parties shall have delivered to the Administrative Agent at least 5 Business Days prior to the Subsequent Closing Date: (i) a written notice which specifies the Subsequent Closing Date, the aggregate amount of the Loans to be funded on the Subsequent Closing Date, the amount of each Loan to be funded by each Subsequent Purchaser on the Subsequent Closing Date and customary administrative information and (ii) an executed IRS Form W-9 or appropriate IRS Form W-8 for each Subsequent Purchaser.

(b)    Joinder, Notes and Warrants. The Subsequent Purchaser shall have executed and delivered a joinder to this Agreement and the Subsequent Purchaser shall have received: (i) an originally executed Note in the form attached hereto as Exhibit A and in the principal amount of its Loan and dated the Subsequent Closing Date (a copy of which shall have been delivered to the Administrative Agent), (ii) an originally executed Guaranty Agreement in the form attached hereto as Exhibit B; (iii) an originally executed Additional Guaranty Agreement in the form attached hereto as Exhibit H from each Additional Guarantor, and (iv) and an originally executed Warrant Agreement in substantially the form attached hereto as Exhibit C covering the number of Subordinate Voting Shares of the Guarantor and having the other terms as specified in the First Amendment.

(c)    Additional Deliveries and Confirmations. The Subsequent Purchaser shall have received: (i) confirmation from the Loan Parties that there has been no material change to the organizational documents of the Loan Parties since the Initial Closing Date and no Material

Adverse Effect since the Initial Closing Date, (ii) an originally executed copy of the written opinion of Dentons US LLP, counsel for the Issuers, dated as of the Subsequent Closing Date, in substantially the form delivered to the Initial Purchasers on the Initial Closing Date; (iii) an executed officer’s certificate dated as of the Subsequent Closing Date, in substantially the form of the officer’s certificate delivered to the Initial Purchasers on the Initial Closing Date; and (iv) customary confirmation that the deliveries at the Initial Closing in respect of Collateral shall inure pro rata for the benefit of the Subsequent Purchasers as well as the Initial Purchasers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each of the Purchasers to enter into this Agreement, each of the Issuers hereby jointly and severally represents and warrants to each of the Purchasers as of the Agreement Date and as of each Closing Date as follows:

Section 5.1    Organization. Each of the Issuers and each of their respective Material Subsidiaries is a corporation or a limited liability company duly existing and in good standing under the laws of its state of incorporation or formation, as applicable and as shown on Schedule 5.1, and is duly qualified and in good standing as a foreign corporation or a limited liability company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties and when a failure to so qualify would have a Material Adverse Effect.

Section 5.2    Authorization; No Conflict. Each of the Issuer’s execution, delivery and performance of this Agreement and each of the Loan Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Loan Documents are within such Issuer’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, require no governmental, regulatory or other approval which has not been obtained, and do not and will not contravene or conflict with any (a) applicable Laws, (b) judgments, decrees or orders binding on any of the Issuers or any of their respective properties or (c) any of the certificates of incorporation, certificates of formations of organization, limited liability company agreements or other charter documents of the Issuers and do not and will not contravene, breach or conflict with, or cause any Lien (other than Liens in favor of the Collateral Agent, for the benefit of the Agents and the Purchasers) to arise under, any provision of any material agreement or instrument binding upon any of the Issuers, Guarantor or any of their respective Subsidiaries or upon any property of any of the Issuers, Guarantor or any of their respective Subsidiaries.

Section 5.3    Validity and Binding Nature. This Agreement and each of the Loan Documents to which any Issuer is a party is (or, when duly executed and delivered, will be) the legal, valid and binding obligation of such Issuer, enforceable against such Issuer, as applicable, in accordance with its terms subject to general principles of equity, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of agreements and rights granted thereunder generally.

Section 5.4    Capitalization and Subsidiaries.

(a)    A complete and correct organization chart that lists all of the direct and indirect Material Subsidiaries of the Loan Parties and all other Persons in which any of the Loan Parties owns, directly or indirectly, an Equity Interest is disclosed in the Guarantor Public Documents. All issued and outstanding Equity Interests of each of the Loan Parties and their respective Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, and are owned free and clear of all Liens, and such Equity Interests were issued in compliance with all applicable securities and other Laws.

(b)    Schedule 5.4(b) sets forth, as of the Agreement Date, (i) the authorized Equity Interests of the Guarantor, (ii) the number of shares of each class of Equity Interests outstanding and (iii) the number of shares of each such class of Equity Interests issuable upon exercise or conversion of all outstanding options, warrants and other securities or instruments exercisable for or convertible into any such class, and the per share consideration payable upon any such exercise or conversion.

(c)    The Subordinate Voting Shares of Guarantor are listed on the Canadian Securities Exchange; the Guarantor is a “reporting issuer” under the laws of the Provinces of British Columbia, Alberta and Ontario; and the Guarantor is not in default in any material respect of any requirements of applicable securities Laws related thereto, or rules or regulations of the Canadian Securities Exchange.

Section 5.5    Assets and Collateral.

(a)    The Loan Parties and their respective Subsidiaries have good, valid and marketable title all of the properties and assets reflected as owned in the Financial Statements. Schedule 5.5 correctly shows the legal owners of the Properties. None of the properties and assets of any of the Loan Parties or any of their respective Subsidiaries is subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to the Issuers that are reasonably likely to result in any Liens other than Permitted Liens against any such properties or assets. No financing statement or other public notice with respect to its assets is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to the Collateral Agent with authorization for Issuers, Purchasers and the Collateral Agent to file from the secured party. All of the Equity Interests owned by each Issuer are free and clear of any and all Liens or claims of others. Notwithstanding anything in the Loan Documents to the contrary, the Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

Section 5.6    Financial Statements; Accounting Systems.

(a)    The Financial Statements: (i) are, in all material respects, consistent with the books and records of the Guarantor for the periods covered thereby; (ii) contain and reflect all material adjustments for the fair presentation of the results of operations and the financial condition of the business of the Guarantor for the periods covered thereby; (iii) present fully, fairly and correctly, the assets and financial condition and position of the Guarantor as at the dates thereof and the results of operations and the changes in financial position for the periods then ended; (iv) have been prepared in accordance with applicable Laws and the Accounting Principles, applied on a consistent basis throughout the periods referred to therein; and (v) have been audited by independent public accountants and the rules of the Chartered Professional Accountants of Canada or the American Institute of Certified Public Accountants.

(b)    There has not been any “disagreement” or “reportable event” (within the respective meanings of NI 51-102) with the current auditors or any former auditors of the Guarantor during the past three Fiscal Years.

(c)    The Guarantor and each of the Issuers and their respective Subsidiaries have established and maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization; and (ii) transactions are recorded as necessary to permit the preparation of consolidated financial statements of the Guarantor and to permit the financial statements of the Guarantor to be fairly presented in accordance with the Accounting Principles.

Section 5.7    Absence of Liabilities; Indebtedness.

(a)    The Loan Parties and their respective Subsidiaries do not have any liabilities, fixed or contingent, not provided for or disclosed in the Financial Statements except for liabilities incurred in the ordinary course of business since December 31, 2018, none of which, individually or in the aggregate, is material to the financial condition of the Loan Parties and their respective Subsidiaries taken as a whole.

(b)    None of the Loan Parties or their respective Subsidiaries is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness, and no event or condition exists with respect to any material Indebtedness of any Loan Party or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 5.8    Related Party Transactions. Except as disclosed in the Guarantor Public Documents, no relationship, direct or indirect, exists between or among any of the Loan Parties or any Affiliate of any of the Loan Parties, on the one hand, and any director, officer, member, stockholder, customer or supplier of any of the Loan Parties or any Affiliate of any of the Loan Parties, on the other hand.

Section 5.9    Litigation. There is no pending litigation (including, without limitation, derivative actions), arbitration proceedings, governmental proceedings or known investigations or regulatory proceedings which could reasonably be expected to have a Material Adverse Effect or, to the best of knowledge of the Issuers, threatened against any of the Loan Parties or their respective Subsidiaries. In addition, to the best knowledge of the Issuers, there are no inquiries, formal or informal, which would give rise to such material actions, proceedings or investigations.

Section 5.10    Employee Benefit Plans. Each Plan of the Loan Parties complies in all material respects with all applicable Laws and has so complied during the 12-consecutive-month period ending on the Agreement Date; and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) none of the Loan Parties nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, (c) no steps have been instituted to terminate any Plan, (d) every employee benefit plan within the meaning of Section 3(3) of ERISA which is sponsored, or to which contributions are made by any of the Loan Parties or any ERISA Affiliate has been maintained in compliance with all applicable Laws, including, without limitation ERISA and the Internal Revenue Code of 1986, as amended, and (e) no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by any of the Loan Parties or any ERISA Affiliate of any material liability, fine or penalty. None of the Loan Parties nor any ERISA Affiliate is a member of or contributes to any Multiemployer Plan. None of the Loan Parties nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.11    Investment Company Act. None of the Loan Parties or any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.12    Regulation U. None of the Loan Parties or any of their respective Subsidiaries are engaged principally in, and none has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 5.13    Hazardous Material. None of the Loan Parties or any of their respective Subsidiaries or, to the best knowledge of the Issuers, any Affiliate of any of the Loan Parties, is or has ever used, generated, processed, stored, disposed of, released or discharged any Hazardous Material in, on, under, or about any of their respective real property or transported any such Hazardous Material to or from any of their respective real property other than in material compliance with Environmental Laws. All Hazardous Materials at the facilities of the Loan Parties or any of their respective are handled in material compliance with Environmental Laws. All Hazardous Material is disposed of in material compliance with Environmental Laws. The Issuers have no knowledge, and none of the Loan Parties has received, any notification, administrative order, or other notice of enforcement, cleanup, removal or other governmental or regulatory actions completed, instituted or threatened under any Environmental Laws, or of claims made or threatened by any Person against any of the Loan Parties or their respective Subsidiaries or their respective real property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any presence, release, discharge or migration of any Hazardous Material.

Section 5.14    Environmental Compliance. The Loan Parties and their respective Subsidiaries have obtained all material permits required by any of them under all applicable Environmental Laws. The Loan Parties and their respective Subsidiaries and their respective properties and assets are in compliance in all material respects with all applicable Environmental

Laws. None of the Loan Parties or their respective Subsidiaries have any reason to believe that any one of them will be unable to obtain all required permits or maintain compliance in all material respects with all Environmental Laws, or that inability to obtain all required permits or maintain compliance with all Environmental Laws would materially impair any such entity’s ability, as applicable, to meet its obligations under this Agreement.

Section 5.15    Accuracy of Information. All information heretofore or contemporaneously furnished by or on behalf of the Loan Parties to Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other information hereafter furnished by or on behalf of the Loan Parties to Purchasers will be, true and accurate in every material respect on the date as of which such information is dated or certified, and Issuers have not omitted nor will they omit or permit to be omitted any material fact necessary to prevent such information from being false or misleading.

Section 5.16    Fair Consideration. The Loan Parties and their respective Subsidiaries, taken as a whole (for purposes of this Section 5.16, the “Group”), are not “insolvent” nor will their incurrence of obligations, direct or contingent, to repay the Loan render them “insolvent.” For purposes of this Section, the Group, taken as a whole, would be “insolvent” if (a) the “present fair salable value” (as defined below) of the consolidated assets of the Group is less than the amount that will be required to pay the Group’s probable liability on the existing debts and other liabilities (including contingent liabilities) of members of the Group as they become absolute and matured; (b) the property of the Group, taken as a whole, constitutes unreasonably small capital for the members of the Group to carry out each member’s business as now conducted and as proposed to be conducted including the capital needs of such member; (c) the Group, taken as a whole, intends to, or believes that it will, incur debts beyond the ability of the members to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the members and amounts to be payable on or in respect of debt of the members), or the cash available to the Group, after taking into account all anticipated uses of the cash, is anticipated to be insufficient to pay all such amounts on or in respect of debt of the members of the Group when such amounts are required to be paid; or (d) Issuers believe that final judgments against any member of the Group in actions for money damages will be rendered at a time when, or in an amount such that, the applicable member(s) of the Group will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to the Group, after taking into account all anticipated uses of the cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section, the following terms have the following meanings: (x) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (z) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary selling conditions.

Section 5.17    Labor Controversies. Except as set forth on Schedule 5.17, there are no labor controversies pending or, to the best knowledge of Issuers, threatened against any of the Loan Parties or any of their respective Subsidiaries.

Section 5.18    Taxes and Tax Status. The Loan Parties and their respective Subsidiaries have made or filed all federal, state and other Tax returns, reports and declarations required to be filed, and have paid all Taxes, assessments and other charges shown or determined to be due on such returns, reports and declarations (other than those being diligently contested in good faith by appropriate proceedings), and has set aside adequate reserves against liability for Taxes applicable to periods subsequent to those covered by such returns, reports and declarations. No Loan Party is aware of any material proposed Tax assessments against any of the Loan Parties or any of their respective Subsidiaries. There is no proposed Tax assessment against any of the Loan Parties or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect. None of the Loan Parties or any of their respective Subsidiaries is party to any Tax sharing agreement with any Person that is not a Loan Party. So long as a Purchaser deals at arm’s length with the Loan Parties and is not a specified non-resident shareholder of the Loan Parties within the meaning of the Income Tax Act (Canada), no payment under any Loan Document will be subject to withholding or deduction under the Income Tax Act (Canada). A Purchaser should not be a specified non-resident shareholder unless that Purchaser is not a resident of Canada and, alone or together with other Persons with whom that Purchaser deals but does not deal at arm’s length, owns shares of any Loan Party that represent at least 25% of the votes or fair market value of all outstanding shares of such Loan Party. For this purpose, any options or other rights in favor of a Purchaser, or a Person with which such Purchaser deals but does not deal at arm’s length, to acquire shares of Guarantor will be treated as having been exercised.

Section 5.19    No Defaults. No event has occurred and no condition exists which, upon the execution and delivery of, or consummation of any transaction contemplated by, this Agreement or any Loan Document, or upon the funding of any Loan, or the purchase of any Note, will constitute an Event of Default or Default or will cause a Material Adverse Effect.

Section 5.20    Licenses and Permits. The Loan Parties and their respective Subsidiaries have obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties and assets or to the conduct of their businesses, a failure to obtain or violation of which might cause a Material Adverse Effect.

Section 5.21    Compliance with Applicable Laws.

(a)    The Loan Parties and their respective Subsidiaries are in compliance in all materials respects with the requirements of all applicable Laws (other than U.S. federal Cannabis Laws).

(b)    The Loan Parties and their respective Subsidiaries have complied in all material respects with all applicable privacy and consumer protection laws and none of them have collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by privacy laws, whether collected directly or from third parties, in an unlawful manner. The Loan Parties and their respective Subsidiaries have taken reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

Section 5.22    Chief Executive Office. The chief executive office and principal place of business of Issuers is at 325 W. Huron Street, Suite 412, Chicago, Illinois 60654. The originals of the records of the Loan Parties and their respective Subsidiaries are located at such chief executive offices and principal places of business.

Section 5.23    Intellectual Property. The Loan Parties and their respective Subsidiaries possess adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations and other rights that are material for the conducts of their businesses as heretofore conducted by them and as will be conducted by them in the future.

Section 5.24    Securities Laws. Assuming the accuracy of the representations made by the Purchasers herein, the offer and sale of the Notes to the Purchasers are exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws. The first date on which a trade of any Subordinate Voting Shares acquired upon the due exercise of any Warrants will be free from resale restrictions under applicable Canadian securities laws is four months after the date of issuance of such Warrants, provided that the conditions set out in Section 2.5(2) of National Instrument 45-102 – Resale of Securities are met.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Issuers covenants and agrees, jointly and severally, that from and after the Agreement Date and so long as the Loans or any other Obligations shall remain unpaid or unsatisfied, the Issuers shall perform and shall cause all of their respective Subsidiaries to perform all the covenants in this Article VI:

Section 6.1    Reports, Certificates and Other Information to be Furnished to Purchasers. The following documents and notices shall be delivered to the Purchasers, or otherwise publicly posted on SEDAR or EDGAR, on or before the periods specified below:

(a)    Annual Report. As soon as available, and in any event, within one hundred and twenty (120) days after the end of each Fiscal Year: (i) consolidated financial statements of Guarantor, prepared in accordance with the Accounting Principles and (ii) an audit report with respect to the consolidated financial statements of Guarantor from a firm of Certified Public Accountants selected by Guarantor, which report shall contain an unqualified opinion, stating that such financial statements present fairly in all material respects the financial position and results of operations as of the dates and for the periods indicated therein in conformity with the Accounting Principles applied on a basis consistent with prior years.

(b)    Quarterly Reports. As soon as available, and in any event within sixty (60) days after the close of each calendar quarter, compiled internally prepared consolidated financial statements of Guarantor, prepared in accordance with the Accounting Principles.

(c)    Notice of Default, Litigation and ERISA Matters. Forthwith upon learning of the occurrence of any of the following, written notice which describes the same and the steps being taken by the Loan Parties with respect thereto: (i) the occurrence of a Default or Event of Default, (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $10,000,000, which is not otherwise covered by Issuers’ insurance are sought, (iii) the occurrence of a Reportable Event with respect to any Plan, (iv) the institution of any steps by Issuers, the PBGC or any other Person to terminate any Plan, (v) the institution of any steps by Issuers or any ERISA Affiliate to withdraw from any Plan or Multiemployer Plan which could result in material liability to Issuers, (vi) the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, (vii) the taking of any action with respect to a Plan which could reasonably be expected to result in the requirement that Issuers furnish a bond or other security to the PBGC or such Plan or Multiemployer Plan (to the extent that a bond or other security is not already in place), (viii) the occurrence of any event with respect to any Plan or Multiemployer Plan which could result in the incurrence by Issuers of any material liability, fine or penalty; and, promptly after the incurrence thereof, notice of any material increase in the contingent liability of Issuers with respect to any post-retirement Welfare Plan benefits, or (ix) the occurrence of any event which alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(d)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Section 6.1(a) and Section 6.1(b), a certificate of the chief executive officer, president or chief financial officer of Guarantor, substantially in the form attached hereto as Exhibit D (i) demonstrating whether there has been compliance with the financial covenants contained in Section 6.10 by calculation thereof as of the end of each applicable fiscal period, including customary detail and supporting documentation and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto.

(e)    Other Information. Such other information concerning the Loan Parties as the Administrative Agent or any Purchaser may reasonably request from time to time.

Section 6.2    Entity Existence and Franchises. Except as otherwise expressly permitted in this Agreement, maintain and cause each Subsidiary to maintain in full force and effect its separate existence and all rights, licenses, leases and franchises necessary to the conduct of its business.

Section 6.3    Books, Records and Inspections. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records.

Section 6.4    Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects, with the requirements of all applicable Laws (other than federal cannabis Laws) and except where the Loan Parties or their applicable Subsidiaries are contesting an alleged breach in good faith and by proper proceedings and for which the Loan Parties are maintaining adequate reserves in accordance with the Accounting Principles.

Section 6.5    Environmental Matters.

(a)    Without limiting the generality of Section 6.4, comply and cause each Subsidiary to comply in all material respects with all Environmental Laws.

(b)    Obtain and maintain all permits required to comply in all material respects with all Environmental Laws.

(c)    Keep and maintain any Property and each portion thereof in compliance in all material respects with, and not cause or permit any Property or any portion thereof to be in material violation of any Environmental Law.

(d)    Promptly notify the Administrative Agent in writing of:

(i)    any and all enforcement, cleanup, removal or other governmental or regulatory actions completed, instituted or threatened, or notifications of potential liability issued, pursuant to the application of any Environmental Laws;

(ii)    any and all claims made or overtly threatened in writing by any Person against any of the Loan Parties or any of their respective Subsidiaries or any properties relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any presence, release, discharge or migration of any Hazardous Material (the matters set forth in this clause (ii) and the foregoing clause (i) being hereinafter referred to as “Environmental Claims”);

(iii)    any and all settlement agreements, consent decrees or other compromises which any of the Loan Parties or any of their respective Subsidiaries shall enter into with respect to any Environmental Claims; and

(iv)    discovery of any occurrence or condition on any real property adjoining or in the vicinity of any property owned or leased by a Loan Party or a Subsidiary that could cause any such owned or leased property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Law.

Section 6.6    Insurance. Maintain, and cause each Subsidiary to maintain, in addition to insurance required to be maintained under any other section of this Agreement, such insurance (a) as may be required by law, by the Collateral Documents or otherwise reasonably required by the Collateral Agent or the Required Purchasers and (b) as may be customarily maintained by similarly situated companies.

Section 6.7    Taxes and Liabilities. Promptly pay, and cause each Subsidiary to pay, when due all Taxes, duties, assessments and other liabilities, except such Taxes, duties, assessments and other liabilities as the Loan Parties are diligently contesting in good faith and by appropriate proceedings; provided that any such contest is permitted by and is conducted strictly in accordance with the terms and conditions of the Collateral Documents and that the applicable Loan Party or applicable Subsidiary has provided for and is maintaining adequate reserves with respect thereto in accordance with the Accounting Principles.

Section 6.8    Conduct of Business. Carry on and conduct its business in the same line of business as described on Schedule 6.8 or ancillary or adjacent thereto. Issuers shall not conduct any business or acquire any material assets other than as permitted by this Agreement.

Section 6.9    Joinder of Additional Unrestricted Subsidiaries. Promptly upon the formation or acquisition of any Unrestricted Subsidiary, the Issuers shall cause such Unrestricted Subsidiary to execute a joinder to this Agreement pursuant to which such Unrestricted Subsidiary shall become an Issuer hereunder and, without limiting the obligations of such Unrestricted Subsidiary, all of the provisions of Section 1.4 of this Agreement shall apply to such Unrestricted Subsidiary as if it were a named Issuer as of the Agreement Date.

Section 6.10    Financial Covenants.

(a)    Minimum Liquidity. Commencing June 30, 2019 and on each day thereafter, the Loan Parties shall maintain, on a consolidated basis in accordance with the Accounting Principles, and without duplication, unrestricted cash and cash equivalents in an amount equal to or greater than the aggregate amount of interest that is scheduled to become due and payable during the 365-day period following each such day on Indebtedness for borrowed money, including, without limitation, on the Loans, any Subordinated Debt and any Property Acquisition Debt. To qualify as “unrestricted cash and cash equivalents,” such cash and cash equivalents must not be subject to restrictions or limitations, including but not limited to restrictions and limitations in agreements (other than in the Loan Documents) with lenders, joint venture partners or other Persons, on distributions of such cash or cash equivalents from any or the Loan Parties and their Subsidiaries to any of the Loan Parties and must be available by the Loan Parties to pay interest on, and principal of, the Loans.

(b)    Net Debt to EBITDA Ratio. The Loan Parties shall not permit the Net Debt to EBITDA Ratio to be greater than [***] as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2020; provided that for purposes of this subsection (b): (i) for the Fiscal Quarter ending June 30, 2020, the EBITDA shall be an amount equal to [***] times the EBITDA for the Fiscal Quarter ending June 30, 2020; (ii) for the Fiscal Quarter ending September 30, 2020, the EBITDA shall be an amount equal to [***] times the sum of the EBITDA for the Fiscal Quarters ending June 30, 2020 and September 30, 2020; and (iii) for the Fiscal Quarter ending December 31, 2020, the EBITDA shall be an amount equal to [***] times the average EBITDA for the Fiscal Quarters ending June 30, 2020, September 30, 2020 and December 31, 2020.

(c)    Net Debt to Stockholders Equity. The Loan Parties shall not permit the ratio of Net Debt to Stockholders’ Equity to be greater than [***] as of the last day of any Fiscal Quarter.

(d)    Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio to be less than [***] as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2020; provided that for purposes of this subsection (d): (i) for the Fiscal Quarter ending June 30, 2020, the After Tax EBITDA shall be an amount equal to [***] times the After Tax EBITDA of the Fiscal Quarter ending June 30, 2020; (ii) for the Fiscal Quarter ending September 30, 2020, the After Tax EBITDA shall be an amount equal to [***] times the sum of the After Tax EBITDA of the Fiscal Quarters ending June 30, 2020 and September 30, 2020; and (iii) for the Fiscal Quarter ending December 31, 2020, the After Tax EBITDA shall be an amount equal to [***] times the average After Tax EBITDA of the Fiscal Quarters ending June 30, 2020, September 30, 2020 and December 31, 2020.

(e)    Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than [***] as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2020; provided that for the purposes of this subsection (d), for the Fiscal Quarter ending December 31, 2020, the After Tax EBITDA shall be an amount equal to [***] times the average After Tax EBITDA of the Fiscal Quarters ending June 30, 2020, September 30, 2020 and December 31, 2020.

Schedule 6.10 (Financial Covenant Calculations) is attached to this Agreement in order to illustrate the intended methodology for the calculation of the covenants in this Section 6.10 and, for purposes of the illustration, is based on the Guarantor’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2019.

Section 6.11    Further Assurances. At their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Required Purchasers may from time to time request in order to carry out the intent and purposes of this Agreement and the transactions contemplated thereby, including all such actions to establish, create, preserve, continue, protect and perfect a first-priority Lien in favor of the Collateral Agent for the benefit of the Agents and Purchasers on the Collateral.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Issuers covenants and agrees, jointly and severally, that from and after the Agreement Date and so long as the Loans or any other Obligations shall remain unpaid or unsatisfied:

Section 7.1    Indebtedness. (a) None of the Loan Parties or any of their respective Subsidiaries shall incur, create, assume, become or be liable in any manner, with respect to, or permit to exist, or permit any Subsidiary to incur, create, assume, become or be liable in any manner, with respect to, or permit to exist, any Indebtedness, except: (i) the Obligations, (ii)

Intercompany Debt, (iii) Indebtedness which is Subordinated to the Notes (the “Subordinated Debt”), (iv) Property Acquisition Debt, (v) trade debt incurred in the ordinary course of business; (vi) incurrences of up to $25,000,000 in any given Fiscal Year; provided that the proceeds of any Indebtedness so incurred under this clause (vi) are used solely to fund all or a portion of the purchase price of Permitted Acquisitions and immediately before and after the incurrence of such Indebtedness the Issuers are in compliance with all of the terms and conditions of this Agreement, and provided further that any Lien that secures any Indebtedness so incurred under this clause (vi) is limited solely to the assets acquired with proceeds of such Indebtedness and that any obligations of the Guarantor under any related guarantee or other support document, are Subordinated to the Obligations hereunder; and (vii) Attributable Debt in respect of Sale and Leaseback Transactions, provided, that (x) (A) the Issuers would be in pro forma compliance with the financial covenants in Section 6.10 hereof that are then required to be tested upon entry into such Sale and Leaseback Transaction, (B) in the good faith determination of the Guarantor based on assumptions and forecasted results of operations believed by the Guarantor to be reasonable, the Issuers will be in compliance with the financial covenants in Section 6.10 at such time as they are required to be tested throughout the life of the Loans, and (C) no other Default or Event of Default shall have occurred and be continuing, or would be caused by such Sale and Leaseback Transaction, (y) Guarantor shall have delivered to the Purchasers a certificate of the chief financial officer of Guarantor as to the matters set forth in clause (x), including calculations demonstrating pro forma compliance with the financial covenants in Section 6.10 that are then required to be tested, and (z) if any obligor in respect of such Attributable Debt (e.g., tenant or guarantor) is not already a Loan Party hereunder, such obligor shall have executed and delivered an Additional Guaranty Agreement in favor of each of the Purchasers, together with such organizational documents, resolutions, certificates and legal opinions as the Purchasers shall reasonably require in connection therewith.

Section 7.2    Payments on Subordinated Debt. None of the Loan Parties or any of their respective Subsidiaries shall make any payments on account of Subordinated Debt except if: (i) any such payments are permitted under the subordination agreement with respect to such Subordinated Debt (and, for the avoidance of doubt, any such subordination agreement shall not include any provisions inconsistent with the term “Subordinated” as defined herein) and (ii) immediately before and after making such payment the Issuers are in compliance with all of the terms and conditions of this Agreement.

Section 7.3    Distributions. None of the Loan Parties or any of their respective Subsidiaries shall declare or pay any Distribution whether in cash or in kind except that any Subsidiary of the Guarantor may declare or pay any Distribution to its Equity Holders on account of Equity Interests, provided that none of such Equity Holders is an Affiliate of a Loan Party unless such Affiliate is itself a Loan Party. In no event shall the Guarantor be permitted to declare or pay any Distribution, whether in cash or in kind, except if: (i) no Default or Event of Default has occurred and is continuing and immediately before and after giving effect to such Distribution the Loan Parties shall be in compliance with the Loan Documents and (ii) the aggregate amount of Distributions declared by the Board of Directors during a Fiscal Year does not exceed the lesser of the consolidated earnings from operations of the Loan Parties or the amount permitted to be declared or paid under applicable Laws. For purposes of this Section 7.3 consolidated earnings from operations shall be computed without taking into gains or losses on sales of capital assets.

Section 7.4    Liens. None of the Loan Parties or any of their respective Subsidiaries shall create or permit to exist any Lien with respect to any assets now owned or hereafter acquired by any of them, except the following Liens (herein collectively called the “Permitted Liens”): (a) Liens securing Property Acquisition Debt, (b) Liens securing Indebtedness incurred in compliance with clause (vi) of Section 7.1, (c) Liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve any material risk of the sale or loss of any of the Collateral and with respect to which the Loan Parties have provided for and are maintaining adequate reserves in accordance with the Accounting Principles, (d) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens which arise in the ordinary course of business for sums not due or sums which the Loan Parties are contesting in good faith, by appropriate proceedings which do not involve any material risk of the sale or loss of any of the Collateral and with respect to which the Loan Parties have provided for and are maintaining adequate reserves in accordance with the Accounting Principles, (e) Liens in the Collateral Agent’s favor, for the benefit of the Agents and the Purchasers, with respect to the Obligations, (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other statutory obligations, (g) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property (including the Property) not interfering in any material respect with the ordinary conduct of the business of the Loan Parties, (h) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business, (i) Liens that do not secure Indebtedness and are incurred solely to the extent required for compliance by a Loan Party or Subsidiary with any Cannabis Act, (j) those referred to in Schedule 7.4 and (j) non-consensual Liens so long as such Liens are terminated and released within ten (10) Business Days of the first to occur of (i) any of the Loan Parties becoming aware of such Lien and (ii) the filing of a financing statement, or similar document or instrument with a public recording office related to such Lien. For the avoidance of doubt, each of the Issuers hereby covenants and agrees not to pledge the Equity Interests of any of the Issuers or any Subsidiary that is not a Loan Party to any Person that is not a Loan Party.

Section 7.5    Investments. None of the Loan Parties or any of their respective Subsidiaries shall make or permit to exist any Investments in any other Person, except for: (a) Investments by any Loan Party in any other Loan Party and in any wholly-owned Subsidiary of any Loan Party and Investments by any wholly-owned Subsidiary of any Loan Party in a Loan Party or other wholly-owned Subsidiary of a Loan Party; (b) the endorsement, in the ordinary course of collection, of instruments payable to them or to their order; (c) cash management investments consisting of (i) obligations of the United States of America and agencies thereof and obligations guaranteed by the United States of America maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits or repurchase agreements issued by commercial banks organized under the laws of the United States of America or any state thereof and having a combined capital, surplus, and undivided profits of not less than $250,000,000, or by any other domestic depository institution if such certificates of deposit are fully insured by the

Federal Deposit Insurance Corporation; (iii) commercial paper, maturing not more than nine months from the date of issue, provided that, at the time of purchase, such commercial paper is rated not lower than “P-1” or the then-equivalent rating by Moody’s Investors Service or “A-1” or the then-equivalent rating by Standard & Poor’s Corporation or, if both such rating services are discontinued, by such other nationally recognized rating service or services, as the case may be, as Issuers shall select; (iv) bonds the interest on which is excludable from federal gross income under Section 103(a) of the Internal Revenue Code having a long term rating of not less than “A” by Moody’s or S&P or a short term rating of not less than “MIG 1” or “P-1” by Moody’s or “A-1” by S&P; and (v) investments in regulated money market funds invested in United States securities in amounts in the aggregate not exceeding $500,000; (d) Permitted Acquisitions; (e) joint ventures engaged solely in any business permitted by Section 7.6 hereof with Persons who are not Affiliates of any of the Loan Parties or their respective Subsidiaries and (f) Investments not otherwise permitted by one of the foregoing clauses if (i) at the time of, and immediately after giving effect to, the Investment, there is no Default or Event of Default hereunder and (ii) if the Investment is with an Affiliate of a Loan Party or a Subsidiary of a Loan Party, then the Investment is completed in compliance with Section 7.11 hereof.

Section 7.6    Change in Nature of Business. None of the Loan Parties or any of their respective Subsidiaries shall carry on any business other than a business which is the same in all material respects as, or adjacent or ancillary to, the business carried on by the Loan Parties and their respective Subsidiaries as of the Agreement Date.

Section 7.7    Asset Dispositions. None of the Loan Parties or any of their respective Subsidiaries shall directly or indirectly (including by way of merger) convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of their properties or assets, whether now owned or hereafter acquired, except for: (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in their operations or business; (b) dispositions of properties or assets as a consequence of any loss, damage, destruction or other casualty or any condemnation or taking of such assets by eminent domain proceedings; (c) sales or dispositions of cash equivalents for not less than fair market value thereof and in return for cash or cash equivalents; (d) sales or other dispositions of properties or assets by any Loan Party to any other Loan Party; (e) sales or other dispositions of properties or assets to a Person that is not an Affiliate of any of the Loan Parties to the extent required to comply with Laws; and (f) sales or other dispositions of properties or assets not otherwise permitted by one of the foregoing clauses if each of the following conditions is met: (i) at the time of, and immediately after giving effect to, the sale or other disposition, there is no Default or Event of Default hereunder and (ii) the sale or other disposition is completed on arms-length terms with a Person or Persons who are not Affiliates of any of the Loan Parties. For the avoidance of doubt, any Loan Party may sell Equity Interests in a Subsidiary of such Loan Party if such Sale meets the conditions in any of clauses (d), (e) or (f) of the preceding sentence. Notwithstanding the foregoing, if any of the Collateral is sold, then the net proceeds of any such sale shall be held in escrow and subject to a lien in favor of Collateral Agent, for the benefit of the Agents and the Purchasers, under terms and conditions reasonably acceptable to the Required Purchasers unless and until such proceeds are applied to acquire properties or assets that, if material in relation to the initial amount of Collateral, are in turn mortgaged or encumbered to in favor of Collateral Agent, for the benefit of the Agents and the Purchasers.

Section 7.8    Leases. None of the Loan Parties or any of their respective Subsidiaries shall enter into or permit to exist any arrangement under which any of them leases as lessee any real or personal property outside the ordinary course of business; other than leases entered into in connection with a Sale and Leaseback Transaction if such Sale and Leaseback Transaction is otherwise permitted under Section 7.1 and Section 7.7 of this Agreement.

Section 7.9    Employee Benefit Plans. None of the Loan Parties or any of their respective Subsidiaries shall: (i) permit any ERISA Affiliate to permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan or (ii) engage in, or permit to exist or occur, or permit any ERISA Affiliate to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan or Multiemployer Plan which could result in the incurrence by any of the Loan Parties or any ERISA Affiliate of any material liability, fine or penalty.

Section 7.10    Use of Proceeds. None of the Loan Parties or any of their respective Subsidiaries shall use or permit the direct or indirect use of any proceeds of or with respect to the Loans for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” (within the meaning of Regulation U) Margin Stock.

Section 7.11    Transactions with Affiliates. None of the Loan Parties or any of their respective Subsidiaries shall enter into any transaction with any Affiliate that is not a Subsidiary of a Loan Party, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate that is not a Subsidiary of a Loan Party, except if the transaction meets each of the following conditions: (i) it occurs in the ordinary course of and pursuant to the reasonable requirements of the business of the applicable Loan Party or Subsidiary and upon fair and reasonable terms no less favorable to None of the Loan Parties or any of their respective Subsidiaries shall than would obtain in a comparable arms-length transaction with an unaffiliated Person and (ii) such transaction has been approved by a majority vote of the Board of Directors as well as (if applicable) the board of directors of the relevant Loan Party (following full disclosure of the material facts) and with any director that has an interest in such transaction recusing himself or herself from the vote.

Section 7.12    Other Agreements. None of the Loan Parties or any of their respective Subsidiaries shall enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.

Section 7.13    Fiscal Year. None of the Loan Parties or any of their respective Subsidiaries shall change its Fiscal Year to a fiscal year other than a fiscal year ending December 31st.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1    Events of Default. Any one or more of the following events which shall occur and be continuing shall constitute an “Event of Default”:

(a)    Failure to Make Payments When Due. The Issuers fail to pay any of the Obligations, including failure by the Issuers to pay when due any payment of principal of, or interest on, the Loans, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or any fee or any other amount due hereunder, and, solely in the case of a failure to make payments other than payments of principal and interest, such failure remains unremedied or waived for a period of fifteen (15) days after an Issuer receives written notice from the Administrative Agent or from any Purchaser entitled to such payment.

(b)    Other Defaults under Loan Documents. Other than in respect of a failure to pay any of the Obligations, Issuers shall Default in the performance of or compliance with any other term contained in any of the Loan Documents in any material respect, and such Default shall not have been remedied or waived within thirty (30) days after receipt by an Issuer of written notice from the Administrative Agent or any Purchaser of such failure or default.

(c)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made.

(d)    Default in Other Agreements. (i) Failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness in an aggregate principal amount of $10,000,000 or more beyond the grace period, if any, and (ii) breach or default by any Loan Party with respect to any other material term of Indebtedness in an aggregate principal amount of $10,000,000 or more beyond the grace period, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity, unless in the case of each of clauses (i) and (ii) above, such failure to pay or breach or default is contested in good faith. Notwithstanding the foregoing, a breach of default, including on account of failure to make payments, on Indebtedness that is fully non-recourse to any of the Loan Parties and incurred in compliance with this Agreement shall not constitute an Event of Default hereunder and, for the avoidance of doubt, the rights and remedies of the lender(s) of any such under such non-recourse Indebtedness shall be limited to the specific assets pledged or mortgaged as security for such Indebtedness.

(e)    Disposition of Equity Interests. Guarantor ceases to own, directly or indirectly, one hundred percent of the Equity Interests in any Issuer except for any Issuer the

Equity Interests in which are sold after the Agreement Date in an arms-length transaction to a Person who is not an Affiliate of any of the Loan Parties.

(f)    Involuntary Bankruptcy, Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under Debtor Relief Law, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Loan Party under any Debtor Relief Law, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Issuer, or over all or a substantial part of the any Loan Party’s property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged.

(g)    Voluntary Bankruptcy, Appointment of Receiver, Etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver manager, trustee or other custodian for all or a substantial part of its property; or Issuer shall make any assignment for the benefit of creditors, or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(g).

(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case an amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(i)    Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

(j)    Invalidity of Loan Documents. Any of the Loan Documents ceases to be in full force and effect or any Loan Party contest in writing the validity or enforceability of any of the Loan Documents.

Section 8.2    Remedies. Upon and after the occurrence of an Event of Default:

(a)    Non Bankruptcy Related Defaults. In the case of any Event of Default specified in any subsection of Section 8.1, other than an Event of Default specified in

Section 8.1(f) or 8.1(g), the Administrative Agent shall, upon the written request of the Required Purchasers and by notice to the Issuers, declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable, which shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers.

(b)    Bankruptcy Events of Default. In the case of an Event of Default specified in Section 8.1(f) or 8.1(g), automatically, without any notice to the Issuers or any other act by the Agents or any Purchaser, the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuers.

(c)    Remedies in All Events of Default. The Agents shall, at the written request of or with the written consent of the Required Purchasers, (i) exercise all rights and remedies provided in the Loan Documents, (ii) exercise any right of counterclaim, setoff or otherwise which it may have with respect to money or property of the Issuers, (iii) bring any action or other proceeding permitted by this Agreement for the specific performance of, or injunction against any violation of, any of the Loan Documents and may exercise any power granted under or to recover judgment under any of the Loan Documents, (iv) enforce any and all Liens created pursuant to Loan Documents, and (v) exercise any other right or remedy permitted by applicable Laws; provided that the foregoing shall not prohibit an Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents.

(d)    Purchasers’ Remedies. Unless otherwise directed by the Required Purchasers, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans has been accelerated pursuant to this Section 8.2, the Required Purchasers may proceed (for the benefit of the Purchasers) to protect and enforce their rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if Obligations have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Purchasers.

(e)    Remedies Cumulative. No remedy herein conferred upon any Purchaser or Agent is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 8.3    Application of Payments. Any payments and proceeds of Collateral received by any Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, any prepayments made pursuant to Article II, whether made before or after the occurrence and continuation of an Event of Default shall be applied to the Obligations in the following order: (i) first, to the fees, indemnitees, costs and expenses (including fees and disbursements of counsel payable under Section 2.5) of each Agent (ratably) in its capacity as such, (ii) second, to the fees, costs and expenses of the Purchasers required to be paid by the Issuers under this Agreement and in connection with the enforcement of their rights and remedies under the Loan Documents which have not been paid (and, if there is a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause); (ii) third, to the Purchasers (ratably as provided in Section 2.9), an amount equal to the accrued and unpaid interest outstanding and any applicable prepayment premium; (iii) fourth, to the Purchasers (ratably as provided in Section 2.9), an amount equal to the principal balance of the Loans; and (iv) fifth, to the Purchasers (ratably as provided in Section 2.9), an amount equal to any other Obligations then due and owing; and (v) sixth, to the extent that any amounts remain after the indefeasible payment in full of the Obligations, to the Issuers or as otherwise required by applicable Law.

ARTICLE IX

PURCHASER REPRESENTATIONS.

Section 9.1    General. Each Purchaser, for itself only, hereby represents and warrants to, and covenants with, the Issuers that:

(a)    Such Purchaser has all requisite authority (and in the case of an individual, the capacity) to purchase its Note and Warrants and to perform its obligations hereunder, and such purchase will not contravene any Laws or investment guidelines applicable to such Purchaser.

(b)    Such Purchaser is a resident of the state noted in the forms on file with the Agents, and not otherwise a resident of Canada, and is acquiring its Note and Warrants as principal for its own account and without a view to distribution.

(c)    Such Purchaser and its representatives (if any) have such knowledge, skill and experience in business, financial and investment matters that such Purchaser and its representatives (if any) are capable of evaluating the merits and risks of an investment in the Notes and Warrants. With the assistance of such Purchaser’s own professional advisors, to the extent that such Purchaser has deemed appropriate, such Purchaser has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Notes and the Warrants. Such Purchaser and its representatives (if any) have considered the suitability of the Notes and Warrants as an investment in light of Purchaser’s own circumstances and financial condition and such Purchaser is able to bear the risks associated with an investment in the Notes and Warrants and its authority to invest in the Notes and Warrants.

(d)    Such Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act who is acquiring its Note and Warrants without having been offered or sold the Notes and Warrants by any form of “general solicitation” or “general advertising”, in each case within the meaning of Rule 502 of Regulation D under the Securities Act, and such Purchaser has truthfully completed the Accredited Investor Questionnaire set forth herein as Exhibit F and delivered an executed copy to the Issuers in accordance with the instructions therein.

(e)    Such Purchaser is not a Benefit Plan Investor within the meaning Section 3(42) of ERISA.

(f)    Such Purchaser agrees to furnish any additional information requested by the Loan Parties or an Agent for compliance by the Loan Parties or an Agent with applicable Laws in connection with the offer and sale of the Notes and Warrants or general administration of the Loans. Such Purchaser expressly acknowledges that Guarantor may be required to make certain filings with the applicable Canadian securities commissions and Canadian Securities Exchange and consents to the making of such filings.

(g)    To the best of such Purchaser’s knowledge, neither such Purchaser, nor any person having a direct or indirect beneficial interest in the Note or Warrants to be acquired by it, appears on the Specially Designated Nationals and Blocked Persons List of OFAC, nor is such Purchaser or such other person a party with which the Loan Parties are prohibited from dealing under the laws of the United States.

(h)    To the best of such Purchaser’s knowledge, the monies used to fund the investment in its Note and Warrants are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (A) any country under a U.S. embargo enforced by OFAC, (B) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (C) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(i)    Such Purchaser: (A) has conducted thorough due diligence with respect to all of its beneficial owners (if any), (B) has established the identities of all beneficial owners (if any) and the source of each of the beneficial owner’s funds and (C) will retain evidence of any such identities, any such source of funds and any such due diligence. Such Purchaser does not know or have any reason to suspect that (A) the monies used to fund such Purchaser’s investment in its Note and Warrants have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (B) the proceeds from such Purchaser’s investment in its Note and Warrants will be used to finance any illegal activities.

(j)    If such Purchaser is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with such Purchaser’s investment in its Note and Warrants, such Non-U.S. Bank: (A) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities; (B) employs one or more individuals on a full-time basis; (C) maintains operating records related to its banking activities; (D) is subject to inspection by the banking authority that licensed it to conduct banking activities; and (E) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

(k)    Such Purchaser has reviewed and understands the risk factors set forth at Exhibit E attached hereto.

(l)    Such Purchaser understands that its Note and Warrants have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of such Purchaser and of the other representations and warranties made by such Purchaser in this Agreement. Such Purchaser understands that the Loan Parties are relying upon the representations, warranties and agreements of such Purchaser contained in this Agreement for the purpose of determining whether the offer and sale of the Notes and Warrants meet the requirements for such exemptions. Such Purchaser understands that the Subordinated Voting Shares of Guarantor as of the date hereof are listed and traded on the Canadian Securities Exchange.

(m)    Such Purchaser understands that an investment in the Notes and Warrants is an illiquid investment, and the Notes and Warrants are “restricted securities” within the meaning of Rule 144 under the Securities Act and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that such Purchaser may dispose of its Note and Warrants in the United States only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements under the Securities Act.

(n)    Such Purchaser agrees: (A) that the certificates representing its Note and Warrants will bear a legend making reference to the foregoing restrictions; and (B) that the Loan Parties and their Affiliates shall not be required to give effect to any purported transfer of such Note or Warrants except upon compliance with the foregoing restrictions.

(o)    Such Purchaser understands that all certificates representing the Warrants and any Subordinate Voting Shares to be issued upon the due exercise of the Warrants prior to the date that is four months and a day after the issue date of the Warrant will be subject to resale restrictions and will bear the following legends under applicable Canadian securities laws:

“Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after May 22, 2019.”

(p)    Such Purchaser acknowledges that it is solely responsible (and the Guarantor is not responsible) for the Purchaser’s compliance with securities laws, including Canadian securities laws, applicable to such Purchaser.

(q)    Such Purchaser acknowledges that no securities commission, agency, governmental authority, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Warrants or the Subordinate Voting Shares.

ARTICLE X

AGENT

Section 10.1    Appointment and Authority. Each of the Purchasers hereby appoints GLAS AMERICAS LLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Purchasers hereby appoints GLAS USA LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Purchasers, and no Issuer shall have rights as a third party beneficiary of any of such provisions (other than pursuant to Section 11.5(c)). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Agents and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof without any duty to account therefor to the Purchasers.

Section 10.2    Exculpatory Provisions.

(a)    The Agents shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party, and its duties hereunder shall solely be administrative in nature. Without limiting the generality of the foregoing, the Agents shall not:

(i)    be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which it is a party that such Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in such Loan Documents); provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose the Agents to liability, (ii) is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, (iii) would require such Agent to become registered to do business in any jurisdiction, or (iv) would subject such Agent to taxation;

(iii)    except as expressly set forth herein and in the other Loan Documents to which such Agent is a party, have any duty to disclose, and such Agent shall not be liable for the failure to disclose, any information relating to the Issuers or any of its Affiliates that is communicated to or obtained by such Person serving as an Agent or any of its Affiliates in any capacity; and

(iv)    be responsible in any manner for the validity, enforceability or sufficiency of this Agreement or the Loan Documents or any Collateral delivered, or for the value or collectability of any Obligations or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than such Agent. The Agents shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the grantors to all or any of the assets whether such defect or failure was known to any Agent.

(b)    No Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as is necessary, or as such Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing the Default or Event of Default is given to such Agent by the Issuers or a Purchaser.

(c)    The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)    No Agent is obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Loan Documents, or (ii) incur or subject itself to any cost in connection with the Loan Documents, unless it is indemnified by the Loan Parties and/or by the Purchasers, in form and substance reasonably satisfactory to such Agent. An Agent may decline to act unless it receives indemnity and/or security reasonably satisfactory to it, including an advance of moneys necessary to take the action requested.

(e)    In no event shall an Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(f)    No Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(g)    Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of the Collateral Agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any Lien created hereunder or pursuant to any other Loan Documents nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any Lien created hereunder or pursuant to any other Loan Documents pertaining to the Obligations. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(h)    No Agent nor any of its respective officers, directors, employees, attorneys, accountants, advisors or agents shall be liable to the Purchasers for any action taken or omitted by any of the under or in connection with any of the Loan Documents except to the extent caused by their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions satisfactory to it in respect thereof from Required Purchasers (or such other Purchasers as may be required to give such instructions) or in accordance with the Loan Documents.

(i)    The Agents shall not have any liability with respect to or arising out of any assignment or participation of Loans or disclosure of confidential information to any prospective Purchaser.

Section 10.3    Reliance by Agent.

(a)    The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making available of the Loans that by its terms must be fulfilled to the satisfaction of a Purchaser, the Agents may presume that such condition is satisfactory to such Purchaser unless the Agents shall have received written notice to the contrary from such Purchaser prior to making the Loans available. The Agents may consult with legal counsel (who may be counsel for the Issuers), independent accountants, advisors and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, advisors or experts.

(b)    The Administrative Agent and the Collateral Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in the Loan Documents) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent and the Collateral Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Administrative Agent or the Collateral Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Purchasers.

Section 10.4    Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent of an Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article X and other provisions of this Agreement for the benefit of the Agents shall apply to any such sub-agent and to the Related Parties of an Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

Section 10.5    Notices.

(a)    The Agents shall promptly deliver to each Purchaser any notices, reports or other communications contemplated in this Agreement delivered to the Agents by or on behalf of a Loan Party which are intended for the benefit of the Purchasers.

(b)    Upon written request of any Purchaser to any Agent to give notice to any Loan Party or to any other Purchasers, to request any information from any Loan Party, or to request or direct an Agent to take or refrain from taking any action, or otherwise exercise any rights or remedies under any Loan Document (individually or collectively, as applicable, a “Purchaser Request”), such Agent shall promptly provide notice of such Purchaser Request to the other Purchasers requesting the Purchasers to confirm or reject in writing the subject matter of such Purchaser Request. Nothing in the foregoing or elsewhere in this Agreement limits rights of Purchasers to communicate directly with one another, and the Loan Parties shall provide or cause to be provided each Purchaser the contact information of each other Purchaser.

Section 10.6    Replacement of Agent.

(a)    Any Agent may resign at any time by giving thirty (30) days prior notice of its resignation to the Purchasers and the Issuers (or such earlier day as shall be agreed by the Required Purchasers) (the “Resignation Effective Date”). Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, acting unanimously, with the prior written consent of the Issuers, to appoint a successor Agent. Upon the occurrence of an Event of Default that is continuing, the Issuers’ consent rights pursuant to this Section 10.6(a) shall cease.

(b)    If no such successor shall have been so appointed upon consent of the Required Purchasers and shall have accepted such appointment by the Resignation Effective Date, then the retiring Agent may (but shall not be obligated to) on behalf of the Purchasers, appoint a successor Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(c)    The Required Purchasers, may, to the extent permitted by applicable Law, by giving thirty (30) days prior notice in writing to the Issuers and the Agents, remove either the Administrative Agent and/or the Collateral Agent and, with the consent of the Issuers (which consent shall not be required if an Event of Default is continuing), appoint a successor Administrative Agent and/or the Collateral Agent, as applicable. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Notwithstanding anything to the contrary herein, no later than the Removal Effective Date, (i) all fees, charges, expenses and other amounts owing to any removed Agent and (ii) all fees, charges and expenses of the removed Agent related to the transfer of agency or Collateral, in each case, must be paid in full in cash to the removed Agent by the Issuers.

(d)    With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts due pursuant to Section 2.5(b) owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Purchaser directly, until such time, if any, as the Required Purchasers appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts due pursuant to Section 2.5(b) owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding sentence). The fees payable by the Issuers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and of Section 11.3, 11.4 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 10.7    Non-Reliance on the Agent and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon the Agents or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agents or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8    Collective Action of the Purchasers. Each of the Purchasers hereby acknowledges that to the extent permitted by applicable law, any collateral security and the remedies in respect of the collateral security provided under the Loan Documents to the Purchasers are for the benefit of the Agents and the Purchasers collectively and acting together and not severally and further acknowledges that its rights hereunder in respect of the collateral security and under any collateral security are to be exercised not severally, but by the applicable Agent upon the direction of the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Purchasers hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder in respect of the collateral security including, without limitation, any declaration of default hereunder or thereunder in respect of the collateral security, but that any such action in respect of the collateral security shall be taken only by the Agents with the prior written agreement of the Required Purchasers. Each of the Purchasers hereby further covenants and agrees that upon any such written agreement being given in respect of the collateral security, it shall cooperate fully with the Agents to the extent requested by an Agent. Notwithstanding the foregoing, in the absence of instructions from the Purchasers and where in the sole opinion of an Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, an Agent may without notice to or consent of the Purchasers take such action on behalf of the Purchasers as it deems appropriate or desirable in the interest of the Purchasers.

Section 10.9    Obligations. All Obligations shall rank pari passu with each other and any proceeds from any realization of the Collateral shall be applied to the Obligations ratably in accordance with Section 2.9 and 8.3. The provisions of this Section 10.9 shall survive the termination of this Agreement and the repayment of the Loans.

Section 10.10    Holding of Collateral; Discharge.

(a)    The Collateral shall be held by the Collateral Agent for the ratable benefit of the Agents and the Purchasers in accordance with its terms and any proceeds from any realization of the Liens shall be applied to the Obligations of each Purchaser ratably in accordance with Section 2.9 and 8.3 (whether such Lien is held in the name of the Collateral Agent or in the name of any one or more of the Purchasers and without regard to any priority to which the Purchaser may otherwise be entitled under applicable law).

(b)    Each Purchaser agrees with the other Purchasers that it will not, without the prior consent of the other Purchasers, take or obtain any Lien on any properties or assets of the Issuers or any other Loan Party to secure the obligations of the Issuers under the Loan Documents, except for the benefit of all Purchasers or as may otherwise be required by applicable law.

(c)    The Required Purchasers will irrevocably authorize the Collateral Agent in writing to, and the Collateral Agent will, release the Lien on any Collateral constituting assets subject to a Disposition to any Person (other than a Loan Party or a subsidiary of a Loan Party), if the Issuers have certified to the Purchasers (copied to the Collateral Agent) and the Required Purchasers are satisfied with such certificate, in their sole discretion, that the Disposition is in compliance with the terms of this Agreement. The Collateral Agent will, at the request and expense of the Issuers, after receiving written instructions from the Required Purchasers, execute and deliver to the relevant Loan Party such releases, discharges, documents or other instruments as the Loan Party may reasonably require to effect the release of discharge of the Lien over such Collateral, provided that the proceeds of any such Disposition shall continue to constitute part of the Collateral.

Section 10.11    Liability of the Purchasers inter se. Each of the Purchasers agrees with each of the other Purchasers that, except as otherwise expressly provided in this Agreement, none of the Purchasers has or shall have any duty or obligation, or shall in any way be liable, to any of the other Purchasers in respect of the Loan Documents or any action taken or omitted to be taken in connection with them.

Section 10.12    Administrative Agent May File and Vote Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Issuer) shall be entitled and empowered (but not obligated unless requested by the Required Purchasers) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents, and take such other actions (including, without limitation, negotiation of and/ or objection to, actions taken or proposed to be taken pursuant to Bankruptcy Code sections 361, 362, 363 and 364), as may be necessary or advisable in order to have the claims of the Purchasers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Agents and their respective agents and counsel and all other amounts due the Purchasers and the Agents under the Loan Documents, including under Sections 2.5(b), 11.3 and 11.4) allowed, and the Collateral protected, in such judicial proceeding;

(b)    to vote the claim described in subsection (a) in connection with any plan of reorganization or analog thereof pursuant to the applicable Debt Relief Law; and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Purchasers, to pay to each Agents any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 2.5(b), 11.3 and 11.4. In the event Administrative Agent does not intervene in any proceeding under any Debtor Relief Law, or if the Administrative Agent fails to take any of the actions described in subsections (a) through (c) above, then each Purchaser shall be entitled to intervene and    take the actions contemplated by this Section 10.12 on account of their respective claims.

Section 10.13    Survival. The provisions of this Article shall survive the termination of this Agreement and the repayment of the Loans.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Amendments and Waivers.

(a)    General. Subject to Section 11.1(b) and Section 11.1(c) below, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Issuers therefrom, shall be effective without the written consent of the Required Purchasers.

(b)    Other Consent. Notwithstanding the provisions of Section 11.1(a) above, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Issuers therefrom, shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of any Agent, unless in writing executed by such Agent.

(c)    Prior Unanimous Written Consent. Without the prior unanimous written consent of the affected Purchasers:

(i)    no amendment, consent or waiver shall (A) affect the amount or extend the time of the obligation of any Purchaser to make the Loans or (B) extend or alter the scheduled time or times of payment of principal or interest on the Loans or of any fees payable for the account of the Purchasers or (C) alter the amount of the principal of the Loans or the rate of interest thereon (other than a waiver of the Default Rate in the event that the applicable Event of Default has been waived by the Required Purchasers) or the amount of any scheduled prepayment or (D) alter the amount of any fee payable hereunder to the account of the Purchasers or (E) permit any subordination of the principal of or interest on the Loans or (F) permit the subordination of the Lien created by the Collateral Documents in any of the Collateral or (G) consent to the assignment or transfer by Issuers of any of its rights and obligations under any Loan Document or (H) affect the definition of “Required Purchasers” or “Pro Rata Share”;

(ii)    no Collateral, other than in connection with a sale specifically permitted in this Agreement or the Collateral Documents, shall be released from the Lien of the Collateral Documents;

(iii)    none of the provisions of Section 2.9 shall be amended, modified or waived; and

(iv)    none of the provisions of this Section 11.1(c) shall be amended.

(d)    Effect of Notices, Waivers or Consents. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Issuers in any case shall entitle Issuers to any other or further notice (except as otherwise specifically required hereunder or under any other Loan Document) or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.1 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by the Issuers, on the Issuers.

Section 11.2    Notices. All notices, requests, demands and other communications to any party or given under any Loan Document (collectively, the “Notices”) will be in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by facsimile, with confirmation received, to the facsimile number specified below (or at such other address or facsimile number as will be specified by a party by like notice given at least five calendar days prior thereto):

If to the Issuers, at:

VCP23, LLC

325 W. Huron Street, Suite 412

Chicago, IL 60654

Attn: General Counsel

[***]

With a copy to:

Dentons US LLP

233 S Wacker Drive

Chicago, IL 60606

Telephone: 312-876-6128

Attn: Elke Rehbock

[***]

If to Administrative Agent, at:

GLAS USA LLC, as Administrative Agent

3 Second Street, Suite 206

Jersey City, NJ 07311

Fax: 212-202-6246

Attn: Loan Administration

[***]

With a copy to: [***]

If to Collateral Agent, at:

GLAS Americas LLC, as Collateral Agent

3 Second Street, Suite 206

Jersey City, NJ 07311

Fax: 212-202-6246

Attn: [***]

Email: [***]

With a copy to: [***]

If to the Purchasers, to the address for such Purchaser on file with the Agents and in any Assignment Agreement delivered by such Purchaser.

All Notices will be deemed delivered when actually received. Each of the parties will hereafter notify the other parties in accordance with this Section 11.2 of any change of address or telecopy number to which notice is required to be mailed.

Section 11.3    Indemnification by Issuers.

(a)    Indemnification by the Issuers. The Issuers shall, jointly and severally, indemnify each Agent (and any sub agent thereof) and each Purchaser, their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Person) (collectively “Losses”), incurred by any Indemnified Person or asserted against any Indemnified Person by any Person other than such Indemnified Person and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any environmental liability related in any way to the Issuers or any of their Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or Issuers, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In no event shall (i) Issuers be liable to any Indemnified Person and (ii) any Indemnified Person be liable to any Issuer for any punitive, incidental, consequential, expectation, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby.

(b)    Contribution. If the indemnification provided for in Section 11.3(a) is prohibited under applicable Laws to an Indemnified Person, then the Issuers, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the

Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the Issuers, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.

Section 11.4    Attorney Fees Upon Default. The Issuers agree, jointly and severally, to pay promptly after the occurrence of a Default or an Event of Default, all fees, costs and expenses, including reasonable attorneys’ fees (including, without limitation, allocated costs of internal counsel) and costs of settlement, incurred by the Agents and/or Purchasers in enforcing any Obligations of or in collecting any payments due from the Loan Parties hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty, including under the Guaranty Agreement) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including, without limitation, in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.5    Enforceability; Successors and Assigns.

(a)    Enforceability; Successors and Assigns. This Agreement will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

(b)    Assignments. Each Purchaser may assign (each, an “Assignment”) to one or more Persons (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of such Purchaser’s Loan and Note) with the written consent of the Issuers, not to be unreasonably withheld. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), administrative details and an executed IRS Form W-9 or appropriate IRS Form W-8 for each Purchaser or by an entity to its equity holders, and, except in the case of an assignment by a Purchaser to one of its Affiliates, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Issuers, shall maintain a copy of the Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the principal amounts of the Loans owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuers, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Issuers and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Each Purchaser may sell participations to one or more Persons (each, a “Participant”) in all or a portion of such Purchaser’s rights and obligations under this Agreement (including all or a portion of such Purchaser’s Loan and any Note); provided that: (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the Issuers for the performance of such obligations, and (iii) the Issuers and Agents shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and not any Participant. The Issuers agree that each Participant also shall be entitled to the benefits of Sections 3.1 and 11.3 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section. The Issuers hereby consent to the disclosure of any information obtained by a Purchaser in connection with this Agreement and/or any other Loan Document to any Person to which such Purchaser participates, or proposes to participate, its Loan and Note. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent and the Collateral Agent shall have no responsibility for maintaining a Participant Register.

(e)    Notwithstanding anything else to the contrary contained herein, any Purchaser may any time pledge its Loans and such Purchaser’s rights under this Agreement and the other Loan Documents to a bank or financial institution or to a trustee for the benefit of its investors.

Section 11.6    Purchasers’ Obligations Several; Purchasers’ Rights Independent. The obligation of each Purchaser hereunder is several and not joint and no Agent nor any Purchaser shall be responsible for the obligation of any other Purchaser hereunder. Nothing contained in any Loan Document and no action taken by any Agent or Purchaser pursuant hereto or thereto shall be deemed to constitute Purchasers to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Purchaser shall be a separate and independent debt, and, provided Agents fail or refuse to exercise any remedies against the Issuers after receiving the direction of the Purchasers, each Purchaser shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 11.7    Integration. This Agreement and the other Loan Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto. It is understood and agreed that all agreements and understandings heretofore had between the parties hereto are merged into the Loan Documents, which alone fully and completely expresses their agreement, and that the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in the Loan Documents.

Section 11.8    No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any of the other Loan Documents will operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9    Arbitration; Waiver Of Jury Trial. Except as otherwise provided in this Agreement, any controversy between the parties arising out of or related to this Agreement or the parties’ obligations hereunder (including, without limitation, disputes arising out of any public policy or any federal, state or local laws, regulations or statutes prohibiting employment discrimination or harassment) shall be resolved through binding arbitration before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Chicago, Illinois pursuant to the terms of the Federal Arbitration Act. The costs of the arbitration, including any JAMS administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. THE PARTIES UNDERSTAND THAT BY AGREEING TO SUCH BINDING ARBITRATION THEY ARE HEREBY WAIVING THEIR RIGHT TO A JURY TRIAL AND THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitration will be conducted in accordance with the rules of JAMS streamlined arbitration except that the arbitrator shall be mutually acceptable to both parties, both parties shall be entitled to conduct discovery pursuant to the Federal Rules of Civil Procedure, and the hearing on the arbitration must occur by no later than one hundred twenty (120) days after the demand for arbitration is filed, unless otherwise agreed by the parties or ordered by the arbitrator. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, transcripts and other expenses related to such claims unless the party prevails on a claim for which attorneys’ fees and costs are otherwise recoverable by statute. Except as otherwise required by law, rule, regulation or judicial authority, the parties agree to maintain the subject matter of any arbitration as confidential. Notwithstanding the foregoing, (i) the parties may seek emergency injunctive relief in a court of competent jurisdiction, and (ii) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 11.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 11.11    Governing Law. This Agreement and the other Loan Documents, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 11.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13    Survival. All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement or the other Loan Documents shall survive (a) the making of the Loan(s) and the payment of the Obligations and (b) the performance, observance and compliance with the covenants, terms and conditions, express or implied, of all Loan Documents, until the due and punctual (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Loan Documents.

Section 11.14    Maximum Lawful Interest. Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest and other charges for the use of money payable under this Agreement or any other Loan Document exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Issuers and the Purchasers, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Issuers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Issuers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess.

Section 11.15    Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term “including” will mean “including, without limitation.” The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 11.16    Ambiguities. This Agreement and the other Loan Documents were negotiated between legal counsel for the parties and any ambiguity in this Agreement or the other Loan Documents shall not be construed against the party who drafted this Agreement or such other Loan Documents.

Section 11.17    Relationship of the Parties. Notwithstanding any provision of this Agreement or the Loan Documents, and notwithstanding any acts or omissions on the part of the Purchasers, the Issuers hereby stipulate and agree, for themselves and Guarantor and Additional Guarantors, that: (a) the relationship between the Purchasers, on the one hand, and the Loan Parties, on the other hand, is and shall solely be that of creditors and debtors in commercial loan transactions; (b) the Purchasers are not and shall not be construed as partners, tenants in common, joint tenants, joint ventures, alter egos, aiders and abettors, managers, principals, actors in concert, co-owners, controlling persons or other business associates or participants of any kind in the business and affairs of the Loan Parties and neither the Purchasers nor any of the Loan Parties intends for the Purchasers to assume any such status; and (c) the Purchasers shall not be deemed responsible for or a participant in any acts, omissions, or decisions of any of the Loan Parties. The Purchasers shall not have any obligation to pay or withhold Taxes, assessments, insurance premiums, fees or charges arising from the ownership, operation, or occupancy of the properties or assets of any the Loan Parties.

Section 11.18    Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the Patriot, the Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person that establishes a relationship or opens an account with any Agent. The parties to this Agreement agree that they will provide the Agents with such information as they may request in order for the Agents to satisfy the requirements of the Patriot Act.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

ISSUERS:

VCP23, LLC

By:

Name:

Title:

VCP REAL ESTATE HOLDINGS, LLC

By:

Name:

Title:

VISION MANAGEMENT SERVICES, LLC

By:

Name:

Title:

GTI23, INC.

By:

Name:

Title:

GTI CORE, LLC

By:

Name:

Title:

VCP IP HOLDINGS, LLC

By:

Name:

Title:

TWD18, LLC

By:

Name:

Title:

FOR SUCCESS HOLDINGS COMPANY

By:
Name:

Title:

Administrative Agent:

GLAS USA LLC, as Administrative Agent

By:

Name:

Title:

Collateral Agent:

GLAS Americas LLC, as Collateral Agent

By:

Name:

Title:

SCHEDULE 2

PURCHASERS AND LOAN AMOUNTS

[***]

SCHEDULE 5.17

LABOR CONTROVERSIES

[***]

SCHEDULE 6.10

FINANCIAL COVENANT CALCULATION

[***]

ANNEX B

Amended and Restated

Exhibit D

(Form of Compliance Certificate)

(see attached)

Exhibit D – Page 1

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

GREEN THUMB INDUSTRIES INC., a British Columbia corporation

Date:             , 20

This Compliance Certificate (this “Certificate”) is given by Green Thumb Industries Inc., a British Columbia corporation (“GTI”), as Guarantor, pursuant to Section 6.1(d) of that certain Note Purchase Agreement, dated as of May , 2019, to which this Certificate is an Exhibit (as such agreement may have been and hereafter is amended, restated, supplemented or otherwise modified from time to time, the “NPA”). Capitalized terms used herein without definition shall have the meanings set forth in the NPA.

The officer executing this Certificate is duly authorized to execute and deliver this Certificate on behalf of GTI. By executing this Certificate, such officer hereby certifies to the Administrative Agent and the Purchasers that:

(a)    except if and as set forth in Schedule 6 hereto, no Default or Event of Default exists, which schedule includes a description of the nature and period of existence of such Default or Event of Default, if any, and what action the Loan Parties have taken, are taking and propose to take with respect thereto; and

(b)    the Loan Parties are in compliance with the financial covenants contained in Section 6.10 of the NPA, as demonstrated by the calculation of such covenants attached hereto, except as set forth below.

[Signature Page Follows]

Exhibit D – Page 2

Exhibit D

IN WITNESS WHEREOF, the undersigned Authorized Officer has executed and delivered this Certificate on behalf of the Guarantor as of the date first set forth above.

GREEN THUMB INDUSTRIES INC.

By:

Name:

Title:

Unless otherwise indicated, all calculations are without duplication and made with respect to GTI and its Subsidiaries on a consolidated basis and are as of [Date].

2

Exhibit D

Schedule 1 to Compliance Certificate

CALCULATION OF LIQUIDITY

(Section 6.10(a))

Unrestricted cash and cash equivalents

Less:	Aggregate amount of interest that is scheduled to become due and payable during the 365-day period following the date hereof on Indebtedness for borrowed money

Net unrestricted cash and cash equivalents

In Compliance		[Yes/No]

3

Exhibit D

Schedule 2 to Compliance Certificate

NET DEBT TO EBITDA RATIO

(Section 6.10(b))

Net Debt to EBITDA Ratio:

Net Debt as of the last day of the applicable measurement period (the “Measurement Period”)

$

Divided by:	EBITDA for the Measurement Period (except as otherwise provided in Section

6.10(b)).	$ Ratio

In Compliance	[Yes/No]

4

Exhibit D

Schedule 3 to Compliance Certificate

NET DEBT TO STOCKHOLDER EQUITY RATIO

(Section 6.10(c))

Net Debt to Stockholder Equity Ratio:

Net Debt as of the last day of the applicable measurement period (the “Measurement Period”)	$

Divided by: Stockholder Equity as of the last day of the Measurement Period	$

Ratio

In Compliance	[Yes/No]

5

Exhibit D

Schedule 4 to Compliance Certificate

INTEREST COVERAGE RATIO

(Section 6.10(d))

Interest Coverage Ratio:

After Tax EBITDA for the last four fiscal quarters (except as otherwise described in Section 6.10(d)),

$

Divided by:	Cash-Only Interest Expense for the last four fiscal quarters

$

Ratio

In Compliance
[Yes/No]

6

Exhibit D

Schedule 5 to Compliance Certificate

FIXED CHARGE COVERAGE RATIO

(Section 6.10(c))

Fixed Charge Coverage Ratio:

After Tax EBITDA plus the aggregate amount of lease expense associated with Sale and Leaseback Transactions

$

Divided by: Cash-Only Interest Expense plus the aggregate amount of lease expense associated with Sale and Leaseback Transactions, in each case for the four Fiscal Quarters ending on such date of determination (except as otherwise provided in Section 6.10(e))                $

Ratio

In Compliance	[Yes/No]

7

Exhibit D

Schedule 6 to Compliance Certificate

[Guarantor to list any existing Defaults or Events of Default, specifying the nature and period of existence of each, and the actions the Loan Parties have taken, are undertaking and propose to take in respect thereof. If no Defaults and no Events of Default are then in existence, such schedule should read “None”.]

8

ANNEX C

Exhibit H

(Additional Guaranty Agreement)

(see attached)

Guaranty Agreement

This Guaranty Agreement (this “Guaranty”) is made and entered into as of the 9th day of November, 2019 by GTI Pennsylvania, LLC, a Pennsylvania limited liability company (hereinafter, “Guarantor”) in favor of the Administrative Agent (as defined below) for the sole benefit of the Collateral Agent (as defined below), the Administrative Agent and the Purchasers (as defined below), and the respective successors and assigns of the Collateral Agent, Administrative Agent and Purchasers.

For value received and in consideration of loans made or to be made, credit given or to be given, and other financial accommodation afforded or to be afforded to certain subsidiaries of Guarantor by the Purchasers under that certain Note Purchase Agreement dated as of May 22, 2019, as amended, including by the First Amendment thereto dated the date hereof (as amended, the “Note Purchase Agreement”) by and among VCP23, LLC, a Delaware limited liability company (“VCP23”), VCP Real Estate Holdings, LLC, a Delaware limited liability company (“VCP Real Estate”), Vision Management Services, LLC, a Delaware limited liability company (“VMS”), GTI23, Inc., a Delaware corporation (“GTI23”), GTI Core, LLC, a Delaware limited liability company (“GTI Core”), VCP IP Holdings, LLC, a Delaware limited liability company (“VCP IP”), TWD18, LLC, a Delaware limited liability company (“TWD18”) and For Success Holding Company, a Delaware corporation (“FSH” and, together with VCP23, VCP Real Estate, VMS, GTI23, GTI Core, VCP IP and TWD18, the “Initial Issuers” and each, individually, an “Initial Issuer”), each purchaser party listed on the signature page of the Note Purchase Agreement (together with their successors and assigns, each an “Initial Purchaser” and collectively, the “Initial Purchasers”, and together with any additional Purchasers under the Note Purchase Agreement, the “Purchasers”), GLAS Americas LLC, a New York limited liability company, as collateral agent for the sole benefit of itself, the Administrative Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Collateral Agent”) and GLAS USA LLC, a New Jersey limited liability company, as administrative agent for the sole benefit of itself, the Collateral Agent and the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), from time to time, Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to each Purchaser and to the Agents the full and punctual payment when due, whether at maturity, by acceleration, by prepayment or otherwise, of the principal of (and premium, if any) and interest on the Loans and all other Obligations of the Issuers. Guarantor further agrees (to the full extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Guaranty Agreement notwithstanding any extension or renewal of any Obligation.

Guarantor further acknowledges and agrees that:

1. Guarantor waives presentation to, demand of payment from and protest to any of the Loan Parties of any of the Obligations and also waives notice of protest for nonpayment. Guarantor waives notice of any default under the Loans or the Obligations. The obligations of Guarantor hereunder shall not be affected by (a) the failure of any Purchaser or Agent (collectively, the “Beneficiaries” and each a “Beneficiary”) to assert any claim or demand or to enforce any right or remedy against any of the Issuers or any other Person under this Guaranty Agreement, the Loans or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Guaranty Agreement, the Loans or any other agreement or otherwise; (d) the release of any security for the Obligations granted in favor of the Collateral Agent for the Beneficiaries; or (e) any change in the ownership of any of the Issuers.

2. Guarantor further agrees that the guaranty herein constitutes a guaranty of payment when due (and not a guaranty of collection) and waives any right to require that any resort be had by any Beneficiary to any Collateral or security held for payment of the Obligations.

3. The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than indefeasible payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any of the Beneficiaries to assert any claim or demand or to enforce any remedy under this Guaranty Agreement, the Loans or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

4. Guarantor further agrees that the guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of (and premium, if any) or interest, if any, on any of the Obligations is rescinded or must otherwise be restored by any Beneficiary upon the bankruptcy or reorganization of any of the Issuers or otherwise.

5. In furtherance of the foregoing and not in limitation of any other right which any Beneficiary has at law or in equity against Guarantor by virtue hereof, upon the failure of any of the Issuers to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, Guarantor hereby promises to and shall, upon receipt of written demand by any of the Beneficiaries forthwith pay, or cause to be paid, in cash, to the Beneficiaries, in accordance with the Note Purchase Agreement, an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

6. Guarantor further agrees that (x) the maturity of the Obligations may be accelerated as provided in the Note Purchase Agreement for the purposes of the guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by Guarantor for the purposes of this Guaranty Agreement.

7. Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) as provided in the Note Purchase Agreement.

8. Notwithstanding any payment or payments made by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of any Beneficiary against any of the Issuers or any Collateral or guaranty or right of offset held by any of the Beneficiaries for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from any of the Issuers in respect of payments made by Guarantor hereunder, until all amounts owing to all of the Beneficiaries under the Note Purchase Agreement and on account of the Obligations are indefeasibly paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for the Beneficiaries, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to the Agent for the sole benefit of the Beneficiaries in the exact form received by Guarantor, to be applied against the Obligations.

9. Guarantor has received direct and indirect benefits from the execution of this Guaranty Agreement.

10. Notwithstanding anything in this Guaranty Agreement to the contrary, the right of recovery against Guarantor under this Guaranty Agreement shall not exceed $1.00 less than the lowest amount which would render Guarantor’s obligations under this Guaranty Agreement void or voidable under applicable law, including fraudulent conveyance law

11. This guaranty and every part thereof shall be effective upon delivery to the Collateral Agent, without further act, condition or acceptance by any of the Beneficiaries, shall be binding upon Guarantor, and upon the heirs, legal representatives, successors and assigns of Guarantor, and shall inure to the sole benefit of the Beneficiaries and their respective successors, assigns and legal representatives. Guarantor waives notice of the Beneficiaries’ acceptance hereof.

12. Terms used herein as defined terms and not otherwise defined herein have the meanings assigned to them in the Note Purchase Agreement. The provisions of Section 11 of the Note Purchase Agreement are incorporated herein mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty Agreement as of the date first set forth above.

GTI PENNSYLVANIA, LLC
By: GTI Core, LLC, its Managing Member

By:	/s/ Benjamin Kovler
Name: Benjamin Kovler
Title:	Authorized Manager

Acknowledged and Accepted for sole benefit of itself, the Collateral Agent and the Purchasers:

GLAS USA LLC

By:

Name:
Title:

[Signature Page GTI Pennsylvania Guaranty]

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty Agreement as of the date first set forth above.

GTI PENNSYLVANIA, LLC
By: GTI Core, LLC, its Managing Member

By:
Name: Benjamin Kovler
Title:	Authorized Manager

Acknowledged and Accepted for sole benefit of itself, the Collateral Agent and the Purchasers:

GLAS USA LLC

By:	/s/ Yana Kislenko
Name:	Yana Kislenko
Title:	Vice President

[Signature Page GTI Pennsylvania Guaranty]